Exhibit 4.15

Private & Confidential
Date 17th December 2015

NAVAJO MARINE LIMITED and
SOLANA HOLDING LTD.
as joint and several Borrowers

and

DYNAGAS LNG PARTNERS LP
as Corporate Guarantor

- and -

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Part A of Schedule 1
as Lenders

- and -

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Part B of Schedule 1
as Arrangers

and

ABN AMRO BANK N.V.
as Agent and Security Trustee

- and -

ABN AMRO BANK N.V.
as Account Bank

-and-

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 2
as Swap Banks

- and -

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Part C of Schedule 1
as Bookrunners
__________________________________

LOAN AGREEMENT
__________________________________

relating to a loan facility of up to US$200,000,000
to re-finance the acquisition of two LNG
carriers

INCE & CO
Piraeus

INDEX

Clause		Page

1	INTERPRETATION	1
2	LOAN FACILITY	19
3	POSITION OF THE LENDERS ETC.	19
4	DRAWDOWN	21
5	INTEREST	22
6	INTEREST PERIODS	24
7	DEFAULT INTEREST	25
8	REPAYMENT AND PREPAYMENT	26
9	CONDITIONS PRECEDENT	29
10	REPRESENTATIONS AND WARRANTIES	30
11	GENERAL UNDERTAKINGS	33
12	CORPORATE UNDERTAKINGS	36
13	INSURANCE	40
14	SHIP COVENANTS	46
15	SECURITY COVER	49
16	PAYMENTS AND CALCULATIONS	51
17	APPLICATION OF RECEIPTS	53
18	APPLICATION OF EARNINGS	54
19	EVENTS OF DEFAULT	56
20	FEES AND EXPENSES	60
21	INDEMNITIES	61
22	NO SET-OFF OR TAX DEDUCTION	63
23	ILLEGALITY, ETC	64
24	INCREASED COSTS	65

25	SET‑OFF	66
26	TRANSFERS AND CHANGES IN LENDING OFFICES	67
27	VARIATIONS AND WAIVERS	69
28	NOTICES	70
29	SUPPLEMENTAL	72
30	JOINT AND SEVERAL LIABILITY	72
31	LAW AND JURISDICTION	73
SCHEDULE 1 LENDERS AND COMMITMENTS		75
SCHEDULE 2 SWAP BANKS		75
SCHEDULE 3 DRAWDOWN NOTICE		78
SCHEDULE 4 CONDITION PRECEDENT DOCUMENTS		79
SCHEDULE 5 TRANSFER CERTIFICATE		82
SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE		86
SCHEDULE 7 MANDATORY COST		87
EXECUTION PAGE		89

THIS LOAN AGREEMENT is made on 17th December 2015

BETWEEN:

(1)	NAVAJO MARINE LIMITED and SOLANA HOLDING LTD. each being a corporation incorporated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as joint and several Borrowers;
(2)	DYNAGAS LNG PARTNERS LP a limited partnership incorporated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as Corporate Guarantor;
(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part A of Schedule 1, as Lenders;
(4)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part B of Schedule 1, as mandated lead Arrangers;
(5)	ABN AMRO BANK N.V. acting through its office at Daalsesingel 71 (PAC EA8550), 3511 SW Utrecht, The Netherlands, as Agent.
(6)	ABN AMRO BANK N.V. acting through its office at Daalsesingel 71 (PAC EA8550), 3511 SW Utrecht, The Netherlands, as Security Trustee.
(7)	ABN AMRO BANK N.V. acting through its office at office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands, as Account Bank.
(8)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as Swap Banks; and
(9)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part C of Schedule 1, as Bookrunners.
WHEREAS

(A)	The Lenders have agreed to make available to the Borrowers a facility of up to $200,000,000 in up to two Tranches (each Tranche to be drawn in two Advances) for the purpose of re-financing the purchase price of the Ships, being two LNG carriers owned by the Borrowers and of providing working capital.
(B)	The Borrowers may, if they wish, from time to time hedge their exposure under this Agreement to interest rate fluctuations by entering into interest rate swap transactions with the Swap Banks (but not otherwise).
IT IS AGREED as follows:

1	INTERPRETATION
1.1	Definitions. Subject to Clause 1.5, in this Agreement:
"Account Bank" means ABN AMRO Bank N.V. acting through its office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands;

"Accounts Pledge" means a deed of pledge of the Earnings Accounts, the Retention Accounts and the Debt Service Reserve Accounts, in such form as the Lenders may approve or require;

"Advance" means the principal amount of each borrowing by the Borrowers under this Agreement;

"Affected Lender" has the meaning given in Clause 5.5;

"Agency Agreement Assignment" means, in relation to a Ship, a first priority general assignment of the Approved Management Agreement relating to that Ship in such form as the Lenders may approve or require and in the plural means both of them;

"Agency and Trust Deed" means the agency and trust deed executed or to be executed between the Obligors, the Shareholder, the Lenders, the Agent, the Security Trustee, the Account Bank and the Swap Banks in such form as the Lenders may approve or require;

"Agent" means ABN AMRO Bank N.V. acting through its office at Daalsesingel 71 (PAC EA8550), 3511 SW Utrecht, The Netherlands, or any successor appointed under clause 5 of the Agency and Trust Deed;

"Approved Manager" means Dynagas Ltd., a corporation organised and existing under the laws of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia and having its place of business at 97 Poseidonos Avenue & 2 Foivis Street, 166 75 Glyfada, Athens, Greece or any other company which the Agent may, with the authorisation of the Lenders, approve from time to time as the commercial, technical and operational agent of either Ship;

"Approved Management Agreement" means, in respect of each Ship, the agreement made or to be made, in a form acceptable to the Lenders, between the Approved Manager and the Borrower which is the owner of that Ship in respect of the commercial, technical and operational agency of that Ship;

"Approved Manager's Undertaking" means, in respect of each Ship, a letter of undertaking executed by the Approved Manager in favour of the Security Trustee in the terms required by the Security Trustee agreeing certain matters in relation to the Approved Manager serving as the agent of that Ship and subordinating its rights against that Ship and the Borrower which is the owner thereof to the rights of the Creditor Parties under the Finance Documents, in such form as the Agent, may approve or require and in the plural means both of them;

"Approved Broker" means each of:
(a)	E.A. Gibson Shipbrokers Limited;
(b)	Loretzen & Stemoco S.A.;
(c)	Fearnleys A/S;
(d)	H Clarkson & Co. Ltd.;
(e)	Arrow Sale & Purchase (UK) Ltd.; and
(f)	Simpson Spence & Young,
and any other ship sale and purchase broker as the Agent may approve as an "Approved Broker" from time to time with the approval of all Lenders, and in the plural, means all of them;

"Approved Flag" means, in relation to a Ship, the Marshall Islands flag or such other flag as all the Lenders may, in their sole and absolute discretion, approve as the flag on which that Ship shall be registered;

"Approved Flag State" means, in relation to a Ship, the Marshall Islands or any other country in which all the Lenders may in their sole and absolute discretion, approve that that Ship be registered;

"Availability Period" means (i) in respect of each Tranche A Advance A and Tranche B Advance A, the period commencing on the date of this Agreement and (ii) in respect of each Tranche A Advance B and Tranche B Advance B, the period commencing on 4 January 2016, and ending, in each case, on:

(a)	the Final Availability Date; or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;
"Borrower" means each of Borrower A and Borrower B and in the plural means both of them;

"Borrower A" means Solana Holding Ltd., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"Borrower B" means Navajo Marine Limited, a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"Breakage Costs" means, in the case of any prepayment of the whole or any part of the Loan on a day other than the last day of an Interest Period applicable to the whole of the amount prepaid, such amount as shall be certified by the Agent, based on a certificate from any Lender whose Contribution is being repaid as being necessary to compensate that Lender, in whole or in part, for any loss (including, without limitation, loss of profit (other than loss of Margin)), penalty or expense incurred or to be incurred by that Lender on account of funds borrowed in order to make, fund or match its Commitment or Contribution (or any part thereof);

"Business Day" means a day on which banks are open in Athens, London, Frankfurt, Hamburg, Amsterdam, Oslo and in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

"Change of Control Event" means the occurrence after the date of this Agreement of any of the following:
(i)	the Corporate Guarantor ceasing to be listed on the NYSE or another internationally recognised stock exchange;
(ii)	The Permitted Holders collectively, ceasing to be the beneficial owners of at least 30% of the Corporate Guarantor;
(iii)	The Permitted Holders ceasing to be the beneficial owners of Dynagas Holding Ltd. representing 100% of the voting rights of Dynagas GP LLC; or
(iv)	Dynagas GP LLC ceasing to be the general partner of the Corporate Guarantor;

(v)	a Borrower ceasing to be 100% owned and controlled by the Shareholder;
(vi)	the Shareholder ceasing to be 100% owned and controlled by Dynagas Operating LP; or
(vii)	Dynagas Operating LP ceasing to be 100% owned and controlled by the Corporate Guarantor;
"Charterparty Assignment" means, in respect of each Required Charterparty and any other charterparty referred to in Clause 14.17 and/or Clause 14.18, an assignment thereof in such form as the Lenders may approve or require, and in the plural means all of them;
"Commitment" means, at any time, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means, at any time, the aggregate of the Commitments of all the Lenders);

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 signed by the chief financial officers of the Obligors;
"Confirmation" and "Early Termination Date", in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement under which that Designated Transaction has been carried out;
"Contractual Currency" has the meaning given in Clause 21.4;

"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;

"Corporate Guarantee" means the guarantee of the Borrowers' obligations under this Agreement and the other Finance Documents to be given by the Corporate Guarantor in such form as the Lenders may approve or require;

"Corporate Guarantor" means Dynagas LNG Partners LP a limited partnership incorporated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"Creditor Party" means the Agent, the Security Trustee, any Swap Bank or any Lender, whether as at the date of this Agreement or at any later time;

"Debt Service Reserve Account" means, with respect to each Borrower, an account opened or to be opened in the name of that Borrower with the Account Bank which is designated by the Agent in writing as a Debt Service Reserve Account for the purposes of this Agreement and in the plural means both of them;

"Designated Transaction" means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrowers pursuant to a Master Agreement with a Swap Bank; and
(b)	its purpose is the hedging of the Borrowers' exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date;

"Dollars" and "$" means the lawful currency for the time being of the United States of America;

"Drawdown Date" means, in relation to an Advance,  the date requested by the Borrowers for such Advance to be made, or (as the context requires) the date on which such Advance is actually made;

"Drawdown Notice" means a notice in the form set out in Schedule 3 (or in any other form which the Agent approves or requires);

"Dynagas" means Dynagas Ltd., a corporation incorporated in Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;

"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to the Borrower owning that Ship or the Security Trustee in the event of requisition of a Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;
(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and
(c)	if and whenever a Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;
"Earnings Account" means, with respect to each Borrower, an account opened or to be opened in the name of that Borrower with the Account Bank which is designated by the Agent in writing as an Earnings Account for the purposes of this Agreement and in the plural means both of them;

"EBITDA" means, at any time, in respect of the preceding four financial quarters, the aggregate amount of consolidated pre-tax profits of the Group before interest, depreciation and amortisation;

"Environmental Claim" means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

"Environmental Incident" means:

(a)	any release of Environmentally Sensitive Material from a Ship; or
(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship or either Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where either Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;
"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

"Event of Default" means any of the events or circumstances described in Clause 19.1;
"FATCA" means:
(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the "Code") or any associated regulations or other official guidance;
(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or
(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;
"FATCA Application Date" means:
(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;
(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2015; or
(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA;
"FATCA Exempt Party" means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction;
"Final Availability Date" means 31 January 2016, or such later date as all the Lenders may agree with the Borrowers.

"Finance Documents" means:

(a)	this Agreement;
(b)	the Master Agreements;
(c)	the Agency and Trust Deed;
(d)	the Corporate Guarantee;
(e)	the Charterparty Assignments;
(f)	the General Assignments;
(g)	the Mortgages;
(h)	the Negative Pledges;
(i)	the Accounts Pledge;
(j)	the Approved Manager's Undertakings;
(k)	the Agency Agreement Assignments;
(l)	the Master Agreement Assignments;
(m)	the letters referred to in Clause 20.1; and
(n)	any other document (whether creating a Security Interest or not) which is executed at any time by an Obligor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the documents referred to in this definition;
"Financial Indebtedness" means, in relation to a person (the "debtor"),  a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;
(d)	under a financial lease, a deferred consideration arrangement for the purchase of an asset or provision of services or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)	under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or
(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;
"General Assignment" means in relation to a Ship, a first priority general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship in such form as the Lenders may approve or require and in the plural means both of them;

"Group" means the Obligors and any subsidiary of any of them;

"Group Member" means any member of the Group;

"Insurances"  means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of such Ship in any protection and indemnity or war risks association, which are effected in respect of such Ship, her Earnings or otherwise in relation to her; and
(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;
"Interest Expense" means, at any time, for the preceding four financial quarters, the aggregate interest which was payable by the Group Members on any Financial Indebtedness during such period;
"Interest Period" means, in relation to an Advance, a period determined in accordance with Clause 6;

"ISM Code" means, in relation to its application to each Borrower, its Ship and its operation:

(a)	'The International Safety Management Code for the Safe Operation of Ship and for Pollution Prevention', currently known or referred to as the 'ISM Code', adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and
(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the 'Guidelines on implementation or administering of the International Safety Management (ISM)

Code by Administrations' produced by the International Maritime Organisations pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

"ISM Code Documentation" includes:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to the Ships or either of them within the periods specified by the ISM Code; and
(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Agent may require; and
(c)	any other documents which are prepared or which, are otherwise relevant to establish and maintain the Ships' or the Borrowers' compliance with the ISM Code which the Agent may require;
"ISM SMS" means the safety management system for each Ship which is required to be developed, implemented and maintained under the ISM Code;

"ISPS Code"  means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation ("IMO") now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the IMO on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it but shall only apply insofar as it is applicable law in the relevant Ship's flag state and any jurisdiction on which such Ship is operated;

"ISPS Code Documentation" includes:

(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to each Ship within the period specified in the ISPS Code; and
(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;
"Lender" means, subject to Clause 26.6:

(a)	a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrowers under Clause 26.12) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and
(b)	the holder for the time being of a Transfer Certificate;
"Latest Accounts" means, in respect of any fiscal quarter or year of the Group, the latest quarterly reports, annual reports or financial statements required to be prepared pursuant to clause 11.5;
"LIBOR" means, for an Interest Period, the rate equal to the offered quotation for deposits in USD in an amount comparable with the amount in relation to which LIBOR is to be determined for a period equal to, or as near as possible equal to, the relevant period which appears at or about 11 a.m. (London time) on the relevant Quotation Date on such service as may be nominated by ICE Benchmark Administration Limited as the information vendor for the purpose of displaying the ICE Benchmark Administration Limited's Interest Settlement Rates for USD (the "Screen Rate"), or, (i) if no such rate is available for dollars for the Interest Period of the Loan, that part of the Loan or any relevant sum, the Reference Bank Rate or (ii) if such rate, or the Reference Bank Rate, is less than zero, then LIBOR means zero;
"Loan" means the principal amount for the time being outstanding under this Agreement;

"Major Casualty" means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,500,000 or the equivalent in any other currency;

"Majority Lenders" means:

(a)	before the end of the Availability Period, Lenders whose Commitments exceed 66.65 per cent. of the Total Commitments; and
(b)	after the end of the Availability Period,, Lenders whose Contributions exceed 66.65 per cent. of the Loan;
"Mandatory Cost" means in relation to any period a percentage calculated for such period at an annual rate determined by the application of the formula set out in schedule 7;

"Margin" means two point five per cent. (2.5%)  per annum;

"Market Value" means, in respect of each Ship, the market value thereof determined from time to time in accordance with Clause 15.2;

"Master Agreement" means each of the master agreements (on the 2002 ISDA (Multicurrency - Crossborder) form and including the Schedule thereto) made or to be made between the Borrowers and the Swap Banks and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged thereunder and in the plural means all of them;
"Master Agreement Assignment" means, in respect of each Master Agreement, the first priority assignment thereof in favour of the Security Trustee executed or to be executed by the Borrowers, in such form as the Lenders may approve or require and in the plural means all of them;

"Material Adverse Event"  means any event or occurrence which in the reasonable opinion of the Majority Lenders has had, or could be expected to have, a material adverse effect on (i) the business, operations, property, condition (financial or otherwise) or prospects of any Security Party and/or the Group taken as a whole, (ii) the ability of any Security Party to perform its obligations under any Finance Documents or (iii) the validity, enforceability, effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Creditor Party under any of the Finance Documents;
"Maturity Date" means, in respect of each Tranche, the final Repayment Date in respect thereof under Clause 8.2;

"Maximum Amount" means, in respect of each Tranche, an amount equal to 50% of the Market Value of the Ship in respect of which that Tranche is to be advanced as at the Drawdown Date of the first Advance in respect of that Tranche;

"Mortgage" means, in relation to a Ship, the first preferred ship mortgage on the Ship under the Approved Flag and deed of covenant collateral thereto (if applicable) in such form as the Lenders may approve or require and in the plural means both of them;

"Negative Pledge" means, in relation to a Borrower, the negative pledge of the shares of and in that Borrower required to be executed by the Shareholder in favour of the Security Trustee in such form as the Lenders may approve or require and in the plural means both of them;

"Negotiation Period" has the meaning given in Clause 5.8;

"Net Worth" means by reference to the Latest Accounts, the Total Assets less Total Liabilities of the Group;
"Notifying Lender" has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

"Obligor" means each of the Borrowers and the Corporate Guarantor, and in the plural means all of them;

"Party" means a party to this Agreement;

"Payment Currency" has the meaning given in Clause 21.4;

"Permitted Holders" means George Prokopiou, Elisavet Prokopiou, Johanna Prokopiou, Marina Kalliope Prokopiou and Maria Eleni Prokopiou;

"Permitted Security Interests" means:

(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid crew's wages in accordance with usual maritime practice;
(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;
(e)	liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.14(g); and
(f)	any right of pledge and/or set-off under and pursuant to the general banking conditions (Algemene Bankvoorwaarden) of ABN AMRO Bank N.V.
provided that if the aggregate obligations at any time secured by Security Interests described in items (b) to (f) inclusive exceed $2,000,000 in aggregate, then Security Interests securing such excess shall not be Permitted Security Interests;
"Pertinent Jurisdiction", in relation to a company, means:

(a)	England and Wales;
(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country to whose laws any Finance Document is subject;
(d)	a country in which the company's central management and control is or has recently been exercised;
(e)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(f)	a country in which assets of the company (other than Securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and
(g)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;
"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

"Quotation Date" means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day falling 3 Business Days before the first day of that Interest Period or other period;
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period;
"Reference Banks" means the principal offices of each of ABN AMRO Bank NV and of DNB Bank ASA, or such other banks as may be appointed by the Agent in consultation with the Borrowers;
"Related Company" of any company is a company which is controlled by that company from time to time;
"Relevant Tranche" means, in relation to a Ship, the Tranche which is drawn down in respect of that Ship;
"Repayment Date" means a date on which a repayment is required to be made under Clause 8;

"Required Charterparty" means

(a)	in respect of Ship A, the time charterparty dated 2 August 2011 made between Borrower A and Gazprom Global LNG Limited of England at a minimum charter hire of $86,000 per day up to October 2018;

(b)	in respect of Ship B, the time charterparty dated 2 August 2011 made between Borrower B and Gazprom Global LNG Limited of England at a minimum charter hire of $86,000 per day up to July 2018;

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";

"Restricted Person" means a person that is (i) listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); (ii) located in, incorporated under the laws of, or, owned or controlled (directly or indirectly) by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Sanctions (including, without limitation, at the date of this Agreement Cuba, Iran, Myanmar (Burma), North Korea, Syria and Sudan) or (iii) is a target of Sanctions;

"Retention Account" means, with respect to each Borrower, an account opened or to be opened in the name of that Borrower with the Account Bank which is designated by the Agent in writing as the Retention Account with respect to that Borrower for the purposes of this Agreement and in the plural means both of them;

"Sanctions" means any economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union or its Member States, including without limitation, the United Kingdom; (iv) Norway; (v) any country to which any Security Party, or any other member of the Group or any affiliate of any of them is bound; or (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State, and Her Majesty's Treasury ("HMT") (together, "Sanctions Authorities");

"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list issued by OFAC, the Consolidated List of Financial Sanctions Targets and Investment Ban List issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities;
"Secured Liabilities" means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the rights of the claimant under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and
(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A;

but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;
"Security Party" means the Obligors, the Shareholder, the Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a Finance Document;

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the Lenders that:

(a)	all amounts outstanding under the Finance Documents have been paid;
(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;
(c)	neither Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and
(d)	the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;
"Security Trustee" means ABN AMRO Bank N.V. acting through its office at Daalsesingel 71 (PAC EA8550), 3511 SW Utrecht, The Netherlands or any successor appointed under clause 5 of the Agency and Trust Deed;

"Shareholder" means Dynagas Equity Holding Limited a corporation incorporated and existing under the laws of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia;

"Ship " means each of Ship A and Ship B and in the plural means both of them;

"Ship A" means the 2013-built LNG Carrier of 154,880 cbm registered in the ownership of Borrower A under the laws and flag of the Marshall Islands with the name "LENA RIVER";

"Ship B" means the 2013-built LNG Carrier of 154,880 cbm registered in the ownership of Borrower B under the laws and flag of the Marshall Islands with the name "YENISEI RIVER";

"Subsequent Qualified Charterparty" means any charterparty of a Ship which replaces a Required Charterparty on expiry thereof with the consent of all the Lenders, for a term until at least the Maturity Date in respect of the Tranche relating to that Ship, at a minimum charter hire of $55,000 per day and otherwise on terms and made with a charterer acceptable, in their discretion, to the Lenders pursuant to Clause 14.17;

"Swap Bank" means each bank or financial institution listed in Schedule 2 and in the plural means all of them;
"Swap Exposure" means, as at any relevant date, the aggregate of the amounts certified by each Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrowers to that Swap Bank under (and calculated in accordance with)

section 6(e) (Payments on Early Termination) of the Master Agreement entered into by that Swap Bank if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrowers and that Swap Bank;

"Total Assets" and "Total Liabilities" mean, respectively, the total assets and total liabilities of the Group as evidenced at any relevant time by their respective Latest Accounts, in which they shall have been calculated by reference to the meanings assigned to them in accordance with US GAAP but adjusted in the case of Total Assets for market values provided by an Approved Broker (in place of book values) at any relevant time under this Agreement;
"Total Loss"  means, in relation to a Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;
(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;
(c)	any condemnation of the Ship by any tribunal or by any person or person claiming to be a tribunal;
(d)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless she is within 30 days redelivered to the full control of the Borrower;
"Total Loss Date" means, in relation to a Ship:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower which is the owner of that Ship, with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;
"Tranche" means any of Tranche A or Tranche B and in the plural means both of them;

"Tranche A" means, subject to Clause 4.2(b), the amount of up to $100,000,000 being the aggregate of both of the Advances to be made available by the Lenders to the Borrowers in respect of Ship A;

"Tranche A Advance A" means an Advance in respect of Tranche A equal to the lesser of (i) $66,666,666.67 and (ii) two thirds of the Maximum Amount for Tranche A;

"Tranche A Advance B" means an Advance in respect of Tranche A equal to the lesser of (i) $33,333,333.33 and (ii) one third of the Maximum Amount for Tranche A;

"Tranche B" means, subject to Clause 4.2(c), the amount of up to $100,000,000 being the aggregate of both of the Advances to be made available by the Lenders to the Borrowers in respect of Ship B;

"Tranche B Advance A" means an Advance in respect of Tranche B equal to the lesser of (i) 66,666,666.67 and (ii) two thirds of the Maximum Amount for Tranche B;

"Tranche B Advance B" means an Advance in respect of Tranche B equal to the lesser of (i) $33,333,333.33 and (ii) one third of the Maximum Amount for Tranche B;

"Transaction" has the meaning given in the Master Agreements;

"Transfer Certificate" has the meaning given in Clause 26.2;

"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Deed;

"US GAAP" means generally accepted accounting principles in the United States of America; and

"US Tax Security Party" means:
(a)	a Borrower which is resident for tax purposes in the United States of America; or
(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes;

1.2	Construction of certain terms. In this Agreement:
"approved"  means, for the purposes of Clause 13, approved in writing by the Agent;

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"company" includes any partnership, joint venture and unincorporated association;

"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation, permission, permit and legalisation;

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;

a Potential Event of Default is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived;

"document" includes a deed; also an email, letter, fax or telex;

"excess risks"  means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of her insured value being less than the value at which the Ship is assessed for the purpose of such claims;

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

"law" includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"material"  means material in the sole opinion of the Security Trustee and/or the Agent;

"months"  shall be construed in accordance with Clause 1.3;

"obligatory insurances"  means all insurances effected, or which a Borrower is obliged to effect in relation to its Ship under Clause 13 or any other provision of this Agreement or another Finance Document;

"parent company"  has the meaning given in Clause 1.4;

"person"  includes any company, any state, political sub-division of a state and local or municipal authority, and any international organisation;

"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks"  means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

"regulation". References to a "regulation" include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority (including, without limitation, any regulation implementing or complying with (1) the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement ("Basel II"), and/or (2) "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Basel III: A global regulatory framework for more resilient banks and banking systems", published by the Basel Committee on Banking Supervision in December 2010, in the form existing on the date of this Agreement ("Basel III") and (3) any other law or regulation which, at any time and from time to time, implements and/or amends and/or supplements and/or re-enacts and/or supersedes, whether in whole or in part, Basel II and/or Basel III (including Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms ("CRD IV") and Regulation (EU) No 575/2013 on prudential requirements for credit institutions and investment firms ("CRR")), and whether such implementation, application or compliance is by a Government Entity, a lender or any company affiliated to it).;

"subsidiary"  has the meaning given in Clause 1.4;

"successor" includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person's rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

"tax"  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

"war risks"  means the risks according to Institute War and Strike Clauses (Hull Time) (1/10/83) or (1/11/95), or equivalent conditions, including, but not limited to risk of mines, blocking and trapping, missing vessel, confiscation and all risks excluded from the standard form of English or other marine policy.

1.3	Meaning of "month". A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:
(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or
(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

1.4	Meaning of "subsidiary". A company (S) is a subsidiary of another company (P) if:
(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or
(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P, and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation.
(a)	In this Agreement:
(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and
(iii)	words denoting the singular number shall include the plural and vice versa.

(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears; and
(c)	references in Clause 1.1 to a document being in the form of a particular Schedule include references to that form with any modifications to that form which the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires; and
(d)	the clause headings shall not affect the interpretation of this Agreement.
2	LOAN FACILITY
2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a loan facility of up to $200,000,000 in two Tranches being:
(a)	Tranche A in two Advances in the aggregate amount of up to the lesser of (i) $100,000,000, (ii) 50% of the Market Value of Ship A as at the Drawdown Date for Tranche A Advance A; and
(b)	Tranche B in two Advances in the aggregate amount of up to the lesser of (i) $100,000,000, (ii) 50% of the Market Value of Ship B as at the Drawdown Date for Tranche B Advance A.
2.2	Lenders' participations in Loan. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its undrawn and unreduced Commitment bears to the aggregate Commitments as at the relevant Drawdown Date.
2.3	Reduction of Commitment. For the purposes of clause 2.2:
(a)	the Commitment of the Lenders who make available Tranche A Advance A and Tranche B Advance A shall be reduced by half on drawdown of the first such Advance to be made available hereunder, and reduced to zero on drawdown of the second such Advance to be drawn down hereunder; and
(b)	the Commitment of the Lenders who make available Tranche A Advance B and Tranche B Advance B shall not exceed (i) 50% Tranche A Advance A and (ii) 50% of Tranche B Advance A.
2.4	Purpose of Loan. Each Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement and in accordance with the terms of Clause 4.2.
2.5	Cancellation of Commitment. The Borrowers may at any time request (by giving to the Agent at least 30 Business Days' notice in writing) the reduction of all or any part of the Total Commitments in an amount equal to $5,000,000 or a multiple of $5,000,000, and any Commitment in respect of any Tranche which is undrawn as at the Final Availability Date in respect thereof shall then be cancelled, whereupon, in each case, such cancelled part shall cease to be available, and the Commitment of each Lender shall be reduced pro rata, provided that such cancellation shall be irrevocable and at no additional cost to the Borrowers.
3	POSITION OF THE LENDERS ETC.
3.1	Interests of Lenders several. The rights of the Lenders and the Swap Banks under this Agreement and the Master Agreements are several; accordingly each Lender and each

Swap Bank shall be entitled to sue for any amount which has become due and payable by either Borrower to it under this Agreement and the Master Agreements without joining the Agent, the Security Trustee, any other Swap Bank or any other Lender as additional parties in the proceedings.
3.2	Proceedings by individual Lender. However, without the prior written consent of the Majority Lenders, no Lender may bring proceedings in respect of:
(a)	any other liability or obligation of either Borrower or a Security Party under or connected with a Finance Document; or
(b)	any misrepresentation or breach of warranty by either Borrower or a Security Party in or connected with a Finance Document.
3.3	Obligations of Lenders and Swap Banks several. The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreements are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under a Master Agreement shall not result in:
(a)	the obligations of the other Lenders or the other Swap Banks being increased; nor
(b)	either Borrower, any Security Party or any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document, and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or under a Master Agreement.

3.4	Parties bound by certain actions of Majority Lenders. Every Lender, the Borrowers and each Security Party shall be bound by:
(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;
(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document;
(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.
3.5	Reliance on action of Agent. However, the Borrowers and each Security Party:
(a)	shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and
(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.
3.6	Deadlock. If there are only two Lenders, each with an equal Contribution, all authorisations and instructions to be given in accordance with the terms of this Agreement by the Majority Lenders or the Lenders shall be given by both Lenders. If they are unable to agree the same in relation to a Material Matter, then the Lender which has proposed an instruction or authorisation (the "Proposing Lender") may, within 15 Banking Days of the deadlock becoming apparent, give written notice to the other Lender (the "Opposing Lender") that the Proposing Lender intends to acquire the Opposing Lender's Contribution. The Proposing Lender shall then, within 15 Banking Days of such notice pay to the Opposing Lender the amount of its Contribution together with any Breakage Costs and accrued interest on the said amount, and the Opposing Lender shall thereupon transfer its Contribution to the Proposing Lender in accordance with Clause 26. (In this clause "Breakage Costs" means any expenses, losses or liabilities incurred by the Opposing Lender as a result of or in connection with the prepayment of its Contribution otherwise than on the last day of an Interest Period, and "Material Matter" means any authorisation or instruction relating to the enforcement, amendment or waiver of any Finance Document or any term thereof which could affect the value thereof).
3.7	Construction. In Clauses 3.4 and 3.6 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.
4	DRAWDOWN
4.1	Request for Advance. Subject to the following conditions, the Borrowers may request an Advance to be made in Dollars by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.
4.2	Availability. The conditions referred to in Clause 4.1 are that:
(a)	the Drawdown Date has to be a Business Day during the Availability Period;
(b)	the amount of the Advances in respect of Tranche A shall be:
(i)	in respect of Tranche A Advance A, an amount equal to the lesser of (i) $66,666,666.67 and (ii) two thirds of the Maximum Amount applicable to Ship A;
(ii)	in respect of Tranche A Advance B an amount equal to the lesser of (i) $33,333,333.33 and (ii) one third of the Maximum Amount applicable to Ship A;
(c)	the amount of the Advances in respect of Tranche B shall be:
(i)	in respect of Tranche B Advance A an amount equal to the lesser of (i) $66,666,666.67 and (ii) two thirds of the Maximum Amount applicable to Ship B;
(ii)	in respect of Tranche B Advance B an amount equal to the lesser of (i) $33,333,333.33 and (ii) one third of the Maximum Amount applicable to Ship B;
(d)	the Advances in respect of each Tranche shall be applied towards re-financing debt relating to acquisition of the Ships and providing the Borrowers with working capital.
4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:
(a)	the amount of the Advance and the Drawdown Date therefor;
(b)	the amount of that Lender's participation in the Advance; and
(c)	(in respect of the first Advance for each Tranche) the duration of the first Interest Period.
4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director or other authorised person of each Borrower; and once served, a Drawdown Notice cannot be revoked without the prior written consent of the Agent, acting on the authority of the Majority Lenders.
4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrowers, the amount due from that Lender on the Drawdown Date under Clause 2.2.
4.6	Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:
(a)	to the account which the Borrowers specify in the relevant Drawdown Notice; and
(b)	in the like funds as the Agent received the payments from the Lenders.
4.7	Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 shall constitute the making of the Advance and the Borrowers shall thereupon become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.
4.8	Restricted Persons. The Borrowers undertake that they shall not, and shall procure that no Security Party or other Group Member or any subsidiary of any of them shall, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Person; or (ii) in any other manner that could result in a Borrower, any other Security Party or a Creditor Party being in breach of any Sanctions or becoming a Restricted Person
5	INTEREST
5.1	Payment of normal interest. Subject to the provisions of this Agreement, the Borrowers shall pay interest on each Tranche in respect of each Interest Period subject to Clause 5.3, on the last day of that Interest Period.
5.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of (a) the Margin, (b) LIBOR and (c) Mandatory Costs (if any) for that Interest Period.
5.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.
5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrowers and each Lender of:
(a)	each rate of interest; and
(b)	the duration of each Interest Period;
as soon as reasonably practicable after each is determined.

5.5	Absence of quotations
Subject to Clause 5.6, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00am on the Quotation Date, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
5.6	Market disruption. The following provisions of this Clause 5 apply if:
(a)	by 10.00 a.m. London time on the Quotation Date, Lenders having Contributions together amounting to more than 35 per cent. of the Loan (or, if the Loan has not been made available, Commitments amounting to more than 35 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Dollar Market at or about 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period; or
(b)	by 10.00 a.m. London time on the Quotation Date, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period; or
(c)	at or about noon on the Quotation Date for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars for the relevant Interest Period.
5.7	Notification of market disruption. The Agent shall promptly notify the Borrowers, each Lender and each Swap Bank stating the circumstances falling within Clause 5.6 which have caused its notice to be given.
5.8	Suspension of drawdown. If the Agent's notice under Clause 5.7 is served before an Advance is made, the Lenders' obligation to participate in that Advance shall be suspended while the circumstances referred to in the Agent's notice continue.
5.9	Negotiation of alternative rate of interest. If the Agent's notice under Clause 5.7 is served after the Loan is made available, the Borrowers, the Agent and the Lenders or (as the case may be) the Affected Lender and the Swap Banks shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.6 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.
5.10	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.
5.11	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and Mandatory Costs (if any); and the procedure provided for by this Clause 5.11 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.
5.12	Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.11, the Borrowers may give the Agent not less than 30 Business Days' notice of their intention to prepay the Loan at the end of the interest period set by the Agent.

5.13	Prepayment; termination of Commitments. A notice under Clause 5.12 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers' notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and
(b)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay, subject to the prepayment fee requirements set forth in Clause 8.15, the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin and Mandatory Costs (if any) and, if the prepayment or repayment is not made on the last day of the interest period set by the Agent, any sums payable in respect of Breakage Costs.
5.14	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.
6	INTEREST PERIODS
6.1	Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date for that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period provided that the first Interest Period applicable to the second Advance of a Tranche shall end on the last day of the Interest Period applicable to such Tranche which is current on the Drawdown Date of that Advance, whereupon both of the Advances in respect of such Tranche shall be consolidated and treated as a single Advance.
6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:
(a)	3, 6 or 9 months as notified by the Borrowers to the Agent (subject to availability in the London Interbank Market (as determined by the Agent)) not later than 11.00 a.m. (London time) on the Quotation Date for that Interest Period; or
(b)	3 months, if the Borrowers fail to notify the Agent by the time specified in paragraph (a) above; or
(c)	such other longer period as the Agent may, acting on the instructions of the Lenders, agree with the Borrower, provided that the selection of Interest Periods under this Clause 6.2 shall be made in such manner as to ensure that a separate Interest Period shall be selected in respect of an amount of the Loan equal to the repayment instalment which is then due to be repaid under Clause 8.1 to expire on the Repayment Date applicable to such repayment instalment.
6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period in relation to the amount to be repaid in respect of the relevant Tranche shall end on that Repayment Date.
6.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months

6.5	Interest Rate Hedging. The Borrowers may not hedge interest payable under this Agreement except pursuant to the Master Agreements or any of them, and then on terms that:-
(a)	no period for which interest is fixed under this Clause shall expire after the Maturity Date of a Tranche in relation to which such hedging has been effected; and
(b)	no Swap Bank may enter into a hedge with the Borrowers for a part of the Loan greater than the amount of the Loan divided by the number of Swap Banks each as at the date of that hedge.
7	DEFAULT INTEREST
7.1	Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:
(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.
7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:
(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3; or
(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3.
7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:
(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);
(b)	the Margin and Mandatory Costs (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:
(i)	LIBOR; or
(ii)	if the Agent determines that Dollar deposits for any such period are not being made available to a Lender or (as the case may be) Lenders by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Agent from such other sources as the Agent may from time to time determine.
7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent's notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the Agent's demand; and the payment shall be made to the Security Trustee for the account of the Creditor Party to which the overdue amount is due.
7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
7.7	Application to Master Agreements. For the avoidance of doubt this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest, Other Amounts) of the relevant Master Agreement shall apply.
8	REPAYMENT AND PREPAYMENT
8.1	Amount of repayment instalments. The Borrowers shall repay each Tranche by 20 equal consecutive quarterly instalments of $1,562,500 each and by a final balloon instalment (a "Balloon Instalment") of $68,750,000 Provided that if the amount of either Tranche drawn down hereunder is less than $100,000,000 each of the said repayment instalments (including the relevant Balloon Instalment) in respect of that Tranche shall be reduced pro rata.
8.2	Repayment Dates. The first instalment in respect of each Tranche shall be repaid on the date falling 3 months after the Drawdown Date of the first Advance for that Tranche and the last instalment shall be repaid on the earlier of (i) the date falling 60 months after such Drawdown Date and (ii) 31 January 2021.
8.3	Final Repayment Date. On the final Repayment Date, the Borrowers shall additionally pay to the Security Trustee for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.
8.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period.
8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:
(a)	a partial prepayment shall be $5,000,000 or a multiple of $5,000,000;
(b)	the Agent has received from the Borrowers at least 10 Business Days' prior written notice specifying the amount to be prepaid, the Tranche or Tranches against which it is to be applied and the date on which the prepayment is to be made;
(c)	the Borrowers have provided evidence satisfactory to the Agent that any consent required by either Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects either Borrower or any Security Party has been complied with; and
(d)	each partial prepayment shall be applied against such Tranche or Tranches as the Borrowers may nominate, and pro rata against the repayment instalments of that Tranche or Tranches (including the respective Balloon Instalments) which are at the time being outstanding, unless the Lenders agree otherwise in writing.
8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the prior written consent of the Agent, given with the authority of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.
8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c).
8.8	Mandatory prepayment - Tranches. Upon the sale or Total Loss of a Ship the Borrowers shall be obliged to prepay the Loan by the greater of (i) the Tranche relating to that Ship, (ii) such amount of the Loan as would need to be prepaid to ensure that after such prepayment the Post-Payment Ratio is 145% and (iii) such amount of the Loan so that the Post-Payment Ratio equals the Pre-Payment Ratio:
(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Relevant Ship to the buyer; or
(b)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss where:
"Pre-Payment Ratio" means the ratio of (i) the aggregate Market Values of the Ships which are subject to a Mortgage before any prepayment of the Loan under this clause and the net realisable value of any additional security previously provided under Clause 15 to (ii) the amount of the Loan immediately before any prepayment of the Loan under this clause; and
"Post-Payment Ratio" means the ratio of (i) the aggregate Market Values of the Ships which are subject to a Mortgage after any prepayment of the Loan under this clause and the net realisable value of any additional security previously provided under Clause 15 to (ii) the amount of the Loan immediately after any prepayment of the Loan under this clause.
Any amount prepaid under this clause 8.8 shall be applied firstly in repayment of the Tranche relating to the Relevant Ship, and any amount thereafter remaining shall be applied in reduction of the other Tranche, in each case firstly against the Balloon Instalment in respect thereof and thereafter in reduction of the repayment instalments in respect thereof in inverse order of their maturity.
8.9	In Clause 8.8, "Relevant Ship" means the Ship which is sold or becomes a Total Loss, or in respect of which any of the events referred to in Clause 8.8(b) occur.
8.10	Mandatory prepayment – Loan. The Borrowers shall be obliged to prepay the whole Loan, and any undrawn part of the Total Commitment shall be cancelled upon:
(a)	the circumstances referred to in Clause 23 (illegality) arising, and in accordance with that Clause; or
(b)	the written demand of the Agent (to be given by it only upon the request of the Lenders) following the occurrence of a Change of Control Event.
8.11	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 8.15, Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period, together with any Breakage Costs.

8.12	Master Agreement, Repayments and Prepayments
(a)	Notwithstanding any provision of any Master Agreement to the contrary, in the case of a prepayment of all or part of the Loan (including, without limitation, in accordance with Clauses 8.4, 8.8 and 8.10 or under Clause 15.1) then, subject to Clause 8.12 (b), the Swap Banks shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers, where it would otherwise be required whether under a Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by any Transaction and/or any Master Agreement and/or to obtain or re‑establish any hedge or related trading position in any manner and with any person the relevant Swap Bank in its absolute discretion may determine and both the relevant Swap Bank's and the Borrowers' continuing obligations under any Transaction and/or Master Agreement shall, unless agreed otherwise by the relevant Swap Bank, be calculated so far as the relevant Swap Bank considers it practicable by reference to the amended repayment schedule for the Loan or a Tranche taking into account the fact that less than the full amount of the Loan or a Tranche remains outstanding.
(b)	If following a prepayment under this Agreement a Swap Bank in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Transaction in an amount not wholly matched with or linked to all or part of the Loan or a Tranche, the Borrowers shall within ten (10) days of being notified by a Swap Bank of such requirement, provide the Security Trustee with, or procure the provision to the Security Trustee of, such additional security as shall in the opinion of the Swap Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Swap Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document (as defined the relevant Master Agreement).
(c)	The Borrowers shall on the first written demand of a Swap Bank indemnify that Swap Bank in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by that Swap Bank as a consequence of or in relation to the effecting of any matter or transactions referred to in this Clause 8.12.
(d)	Notwithstanding any provision of a Master Agreement to the contrary, if for any reason, a Transaction has been entered into but the Loan, Advance or a Tranche to which that Transaction relates is not drawn down under this Agreement then, subject to Clause 8.12 (e), the Swap Bank which is party to that Transaction shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers where it would otherwise be required whether under the relevant Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by such Transaction and/or the relevant Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person that Swap Bank in its absolute discretion may determine.

(e)	If a Transaction has been entered into but the Loan, Advance or a Tranche to which that Transaction relates is not drawn down under this Agreement and the Swap Bank which is party to that Transaction in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of that Transaction, the Borrowers shall within ten (10) days of being notified by the relevant Swap Bank of such requirement, provide the Security Trustee with, or procure the provision to the Security Trustee of, such additional security as shall in the opinion of the Swap Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Swap Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document (as defined in the relevant Master Agreement) for the purposes of that Master Agreement and/or otherwise.
8.13	Without prejudice to or limitation of the obligations of the Borrowers under Clause 8.12 (c), in the event that a Swap Bank exercises any of its rights under Clauses 8.12 (a), 8.12 (b), 8.12 (d) or 8.12 (e) and such exercise results in all or part of a Transaction being terminated such termination shall be treated under the relevant Master Agreement in the same manner as if it were a Terminated Transaction (as defined in the relevant Master Agreement) effected by that Swap Bank after an Event of Default (as so defined in that Master Agreement) by the Borrowers and, accordingly, that Swap Bank shall be permitted to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of the relevant Master Agreement.
8.14	No reborrowing. No amount prepaid may be reborrowed.
8.15	Prepayment fee. If, in relation to each Tranche, prior to second anniversary of the Drawdown Date of the first Advance in respect thereof, all or part of the Total Commitment in respect thereof is cancelled pursuant to Clause 8.10(b) or either of the Borrowers make any other prepayment of that Tranche pursuant to Clause 8.4, 8.8(a) and/or Clause 8.10(b), then the Borrowers shall pay to the Agent, for distribution to the Lenders, an irrevocable, non-refundable prepayment fee of 1.0% of the aggregate of the amount of the Total Commitment so cancelled and the amount of the Loan or that Tranche so prepaid.
9	CONDITIONS PRECEDENT
9.1	Documents, fees and no default. Each Lender's obligation to make an Advance is subject to the following conditions precedent:
(a)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 4 in form and substance satisfactory to the Lenders, the Agent and their lawyers;
(b)	that, on or before drawdown of Tranche A Advance A or Tranche B Advance A, the Agent receives the documents described in Part B of Schedule 4 in form and substance satisfactory to the Lenders, the Agent and their lawyers;
(c)	that, on or before drawdown of Tranche A Advance B or Tranche B Advance B, the Agent receives the documents described in Part C of Schedule 4 in form and substance satisfactory to the Lenders, the Agent and their lawyers;

(d)	that, on or before the service of each Drawdown Notice, the Agent has received payment of the fees payable pursuant to the fee letters referred to in Clause 20.1 and of the expenses referred to in Clause 20.2;
(e)	that both at the date of each Drawdown Notice and at each Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance;
(ii)	the representations and warranties in Clause 10 and those of the Borrowers or any Security Party which are set out in the other Finance Documents are, and would be, complete, true, accurate and not misleading (whether by omission of material facts or considerations or otherwise) if repeated on each of those dates with reference to the circumstances then existing; and
(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and
(f)	that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Advance, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and
(g)	that the Agent has received, and found to be acceptable to it, any further assurances, authorizations, opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers.
9.2	Waiver of conditions precedent.
(a)	The conditions specified in this Clause 9 (Conditions Precedent) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Majority Lenders unless it is a non-material matter of administrative or technical character where the Agent may act in its sole discretion);
(b)	If the Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business days after the relevant Drawdown Date (or such longer period as the Agent may, with the authority of the Majority Lenders, specify).
10	REPRESENTATIONS AND WARRANTIES
10.1	General. Each Obligor represents and warrants to each Creditor Party on the date of this Agreement as follows.
10.2	Status. Each Obligor is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.
10.3	Share capital and ownership. Each Borrower has an authorised share capital divided into 500 shares of no par value, all of which shares have been issued fully paid and are, or will on the first Drawdown Date be, in the case of the Borrowers, legally and beneficially owned and controlled by the Shareholder.
10.4	Corporate power. Each Obligor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	(in respect of the Borrowers only) enter into the Approved Management Agreement in respect of its Ship and register its Ship in its name under an Approved Flag;
(b)	to execute the Finance Documents to which that Obligor is a party;
(c)	(in respect of the Borrowers only) to borrow under this Agreement, to enter into any Designated Transaction under any Master Agreement; and
(d)	to make all the payments contemplated by, and to comply with, those Finance Documents to which such Obligor is a party.
10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.
10.6	Legal validity; effective Security Interests. The Finance Documents to which each Obligor is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):
(a)	constitute that Obligor's legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms and priority; and
(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:
(a)	each Obligor will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.
10.8	No conflicts. The execution by each Obligor of each Finance Document to which it is a party, and the borrowing by a Borrower of the Loan and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:
(a)	any law or regulation; or
(b)	the constitutional documents of that Obligor; or
(c)	any contractual or other obligation or restriction which is binding on that Obligor or any of its assets.
10.9	No withholding/stamp taxes. All payments which each Obligor is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction and no stamp duty or tax is payable in respect of or on any Finance Document in order for it to be valid, binding and enforceable in accordance with its terms.
10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11	Information. All information which has been provided in writing by or on behalf of the Borrowers or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.4; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.6; and there has been no material adverse change in the financial position or state of affairs of any Obligor from that disclosed in the audited accounts so provided for the financial year ending on 31 December 2014.
10.12	No litigation. No legal or administrative action involving an Obligor has been commenced or taken or, to any Obligor's knowledge, is likely to be commenced or taken which has, or is likely to have, a material adverse effect on the financial position of an Obligor, save as disclosed in writing to the Agent by the Borrowers prior to the date of this Agreement.
10.13	Compliance with certain undertakings. The Obligors are in compliance with Clauses 11.2, 11.8, 11.11, 12.3 and 12.10.
10.14	Taxes paid. Each Obligor has paid all taxes applicable to, or imposed on or in relation to that Obligor, its business or the Ship.
10.15	Ranking of Borrowers' obligations. the Borrowers' obligations to make payments under this Agreement and/or a Master Agreement rank ahead of any obligation owed by the Borrowers to any other person, except as the same may be preferred by any applicable law or regulation.
10.16	Insolvency etc. No bankruptcy, insolvency, administration or similar proceedings have been commenced against any Obligor with a view to winding up that Obligor.
10.17	ISM Code and ISPS Code compliance. Each Borrower has obtained all necessary ISM Code Documentation and ISPS Code Documentation in connection with its Ship and is in full compliance with the ISM Code and the ISPS Code.
10.18	Legal compliance. No Security Party has in any way contravened any applicable law, statute, rule or regulation (including, but not limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Foreign Corrupt Practices Act of 1977 of the USA and all such as relate to money laundering, terrorism and/or bribery).
10.19	Money laundering. In relation to the borrowing by the Borrowers of the Loan, the performance and discharge by the Obligors of their respective obligations and liabilities under this Agreement or any of the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Security Documents to which an Obligor is a party, each Obligor is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat Money Laundering.
10.20	Anti-bribery. To the best of its knowledge and belief, none of the improper or illegal acts referred to in Clause 12.11 have occurred prior to the date of execution of this Loan Agreement
10.21	Proceeds of the Loan. All proceeds of the Loan shall be used and applied in accordance with Clause 2.4.
10.22	Restricted Persons, unlawful activity.

(i)	none of the shares in a Borrower, any Security Party or a Ship are or will be at any time during the Security Period legally and beneficially owned and controlled by a Restricted Person; and
(ii)	no Restricted Person has or will have at any time during the Security Period any legal or beneficial interest of any nature whatsoever in any of the shares of any of the Security Parties; and
(iii)	no title in any property or other assets subject to an Security Interest created by a Security Document has been obtained in breach of any existing applicable law, statute, rule or regulation
10.23	Ownership Structure. The shares of and in the Obligors are owned as described in paragraph 8 of Schedule 4, Part A.
10.24	Repetition of representations. The representations and warranties set out in this Clause 10 are complete, true, accurate and not misleading (whether by omission of any material fact or consideration or otherwise) and the same, including this Clause 10.22, shall be deemed to be repeated on the date of each Drawdown Notice, on each Drawdown Date and on the first day of each Interest Period.
11	GENERAL UNDERTAKINGS
11.1	General. Each Obligor undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authority of the Lenders, otherwise permit.
11.2	Title; negative pledge. Each Borrower will:
(a)	hold the legal title to, and own the entire beneficial interest in the Ship owned by it, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents; and
(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future including, but not limited to, that Borrower's rights against a Swap Bank under a Master Agreement or all or any part of such Borrower's interest in any amount payable to such Borrower by a Swap Bank under a Master Agreement.
11.3	No disposal of assets. Neither Borrower will transfer, lease or otherwise dispose of:
(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or
(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.
11.4	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of an Obligor under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.
11.5	Provision of financial statements. The Obligors will send to the Agent:
(a)	as soon as possible, but in no event later than 120 days after the end of each financial year of the Corporate Guarantor, starting with the financial year ending on 31 December 2015,

the consolidated audited accounts of the Corporate Guarantor and its subsidiaries, certified as to their correctness by the chief accounting officer of the Corporate Guarantor;
(b)	as soon as possible, but in no event later than 120 days after the end of each financial year of each Borrower (starting with the financial year ending on 31 December 2015) the audited accounts of each Borrower for that financial year, each certified as to their correctness by the chief accounting officer of the relevant Borrower;
(c)	as soon as possible, but in no event later than 60 days after the end of each of the 3 months periods up to 31 March, 30 June and 30 September each year, the consolidated unaudited management accounts for that 3 month period of the Corporate Guarantor together with its subsidiaries, certified as to their correctness by the chief accounting officer of the relevant Corporate Guarantor;
(d)	as soon as possible, but in no event later than 60 days after the end of each of the 3 months periods up to 31 March, 30 June and 30 September each year, (starting with the period ending on 30 June 2016) the unaudited management accounts for that 3 month period of each Borrower, each certified as to their correctness by the chief accounting officer of the relevant Borrower;
(e)	on the dates on which the accounts are or are to be delivered under this Clause 11.5 a Compliance Certificate duly and correctly completed and signed by the chief financial officers (or other authorised signatory) of the Corporate Guarantor confirming compliance with the covenants as set out in Clause 12.3 (including supporting calculations satisfactory to the Agent) as at the end of the latest financial year or quarter (as the case may be); and
(f)	promptly after each request by the Agent (acting on the instructions of any Lender), such further financial information about the Obligors and/or the Ships and/or the vessels under the agency of the Approved Manager, their operations and business, including, but not limited to, charter arrangements, Financial Indebtedness, realised and budgeted operating expenses, cash flow forecasts and loan repayments profiles, including in relation to any German § 18 KWG (Kreditwesengesetz) obligations, as the Agent (acting on the instructions of any Lender) may require.
11.6	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.5 will:
(a)	be prepared in accordance with all applicable laws and US GAAP consistently applied;
(b)	give a true and fair view of the state of affairs of the relevant person at the date of those accounts and of its profit for the period to which those accounts relate; and
(c)	fully disclose or provide for all significant liabilities of the relevant person and its subsidiaries.
11.7	Shareholder and creditor notices. Each Obligor will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to that Obligor's shareholders or creditors or any class of them.
11.8	Consents. Each Obligor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:
(a)	for that Obligor to perform its obligations under any Finance Document to which it is party;

(b)	for the validity or enforceability of any Finance Document to which it is party;
(c)	for that Borrower to continue to own and operate its Ship,
and that Obligor will comply with the terms of all such consents.

11.9	Maintenance of Security Interests. Each Obligor will:
(a)	at its own cost, do all that it can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and
(b)	without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document (including any duties or taxes payable by any of the Creditor Parties but excluding any FATCA Deduction), give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.
11.10	Notification of litigation. Each Obligor will provide the Agent with details of any legal or administrative action involving an Obligor or a Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to that Obligor that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.
11.11	Principal place of business. Each Obligor will maintain its place of business, and keep its corporate documents and records, at the address stated at the commencement of this Agreement; and no Obligor will establish, or do anything as a result of which it would be deemed to have, a place of business in either the United Kingdom or the United States of America.
11.12	Confirmation of no default. Each Obligor will (i) in each Compliance Certificate confirm and (ii) within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of that Obligor and which states:
(a)	that no Event of Default or Potential Event of Default has occurred; or
(b)	that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.
11.13	Notification of default. The Obligors will notify the Agent as soon as any Obligor becomes aware of:
(a)	the occurrence of an Event of Default or a Potential Event of Default; or
(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred, and will thereafter keep the Agent fully up‑to‑date with all developments.

11.14	Provision of further information. Each Obligor will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:
(a)	to an Obligor, the Ships, the Insurances or the Earnings; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document, which may be requested by the Agent, the Security Trustee, a Swap Bank or any Lender at any time.

11.15	Provision of copies and translation of documents. The Obligors will supply the Agent with a sufficient number of copies of the documents referred to above to provide one copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Obligors will provide a certified English translation prepared by a translator approved by the Agent.
11.16	Segregation and separate identity. Each Obligor will keep separate books and records, maintain separate accounts, conduct business in its own name, at all times observe all corporate and other formalities required by its constitutional documents, pay its liabilities out of its own funds, maintain adequate capital, use separate stationery, invoices and cheques and correct any known misunderstanding regarding its separate identity.
11.17	Transactions with associated companies. No Obligor will enter into any transactions with any associated company, other than on an arm's length basis, and shall observe segregation of its activities from those of other related parties and not co-mingle its assets, nor become liable for any third party obligations or pledge the Lenders' credit.
11.18	"Know your customer". Each Obligor will promptly on any Lender's request supply to it any documentation or other evidence that is reasonably required by that Lender (whether for itself or on behalf of any person to whom that Lender may, or may intend to, transfer any of its rights or obligations under this Agreement) to enable the Lender:
(a)	to carry out and be satisfied it has complied with all necessary "know your customer" requirements that that Lender is obliged to carry out under all applicable laws and regulations pursuant to or applicable to the transactions contemplated in this Agreement; and
(b)	to comply with its obligations under all applicable laws and regulations to prevent money laundering and corruption and to conduct ongoing monitoring of the business relationship with the Obligors.
The Obligors will promptly notify the relevant Lender of any changes in any information supplied by any of them relating to any matter referred to in clause 11.18(a) or clause 11.18(b), such as:
(i)	A change in any Obligor's board of directors.
(ii)	A change in the legal or beneficial ownership of 25% or more of a Borrower's issued share capital, as well as information about a natural person acquiring a legal or beneficial interest in 25% or more of a Borrower's issued share capital.
(iii)	A change in the nature of an Obligor's business from that which it carries on at the date of this Agreement, as well as information about any Obligor starting or ceasing to carry on business in a country apart from Greece; and
(iv)	A change in the any Obligor's corporate objectives.
12	CORPORATE UNDERTAKINGS
12.1	General. Each Obligor also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. Each Obligor will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.
12.3	Financial covenants. The Obligors will procure that:
(i)	the ratio of EBITDA to Interest Expense shall at all times be at least 3 to 1;
(ii)	at all times the ratio of Total Liabilities of the Group to Total Assets of the Group shall not be greater than 0.65 to 1;
(iii)	at all times the Net Worth of the Group shall be at least $250,000,000; and
(iv)	at all times the Group has available to it unencumbered cash (which shall include cash presented as "restricted cash" in the Latest Accounts) and/or cash equivalents in an aggregate amount of at least $25,000,000.
12.4	Most-favoured lender clause
If in connection with any Financial Indebtedness the Corporate Guarantor gives any financial covenants to any lender, then the Obligors must give immediate notice of those covenants to the Agent, and if the Agent considers those covenants to be stricter than those given to the Creditor Parties pursuant to this Agreement or the Corporate Guarantee, then the Obligors shall enter into such documentation as the Agent shall reasonably require so that identical covenants are given also to the Creditor Parties for the same period as those covenants will apply in respect of that Financial Indebtedness.
12.5	Negative undertakings. The Borrowers will not, and in relation to Clauses 12.5(b), (i) and (j), the Corporate Guarantor will not:
(a)	carry on, any business other than the ownership, chartering and operation of the Ship owned by it; or
(b)	following the occurrence of an Event of Default and while such Event of Default is continuing or if such payment would cause an Event of Default, pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital; or
(c)	provide any form of credit or financial assistance to any person or enter into any transaction with or involving
(i)	a person who is directly or indirectly interested in that Borrower's share or loan capital; or
(ii)	any company in or with which such a person is directly or indirectly interested or connected, on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms' length;

(d)	open or maintain any account with any bank or financial institution except accounts with the Account Bank for the purposes of the Finance Documents;
(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital or otherwise alter its corporate structure or permit the Corporate Guarantor to take any of the actions set out in this Clause 12.4(e) in relation to itself;
(f)	acquire any asset other than the Ship owned by it;

(g)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative;
(h)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation;
(i)	incur any Financial Indebtedness other than (i) (in respect of each Borrower) in an aggregate amount of no more than $1,000,000 incurred in the ordinary course of owning and operating the Ship of which it is the owner and (ii) in respect of the Corporate Guarantor (aa) in an aggregate amount of no more than $5,000,000 incurred in the normal course of business or (bb) for long term debt financing and hedging in respect of vessels owned or to be acquired by any of its subsidiaries or, in relation to each Obligor, as otherwise contemplated by this Agreement; or
(j)	allow any Secured Liabilities to be subordinated to any other Financial Indebtedness incurred by an Obligor.
12.6	Inter-company Loans. Each Obligor shall procure that any Financial Indebtedness incurred from any of their respective shareholders or any other company which is controlled (directly or indirectly) by the Corporate Guarantor is so incurred on terms that (i) neither Borrower may borrow or become liable for more than $500,000 and (ii) the same is fully subordinated to the Borrowers' obligations under the Finance Documents in form and substance acceptable to the Majority Lenders.
12.7	Ownership. The Obligors shall ensure and procure that at all times after the first Drawdown Date all of the shares of and in each Borrower are wholly owned by the Shareholder.
12.8	Change of Control. The Obligors shall ensure and procure that there shall not occur a Change of Control Event.
12.9	Publicity. The Obligors shall permit, and do hereby authorise, each Creditor Party to publish and/or publicise, at their own expense their involvement in the transactions set out in this Agreement, and for that purpose to use the logo and/or trademark of any Security Party and give details of the names of the Obligors, the types and number of Ships, the amount of the Loan and the roles of each Creditor Party.
12.10	Sanctions. Each Obligor undertakes that it shall:
(i)	not be, and shall procure that any Security Party and other Group Member or any affiliate of any of them, or any director, officer, agent, employee or person acting on behalf of the foregoing is not, a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person or have a course of dealings with a Restricted Person;
(ii)	and shall procure that each Security Party and each other Group Member and each affiliate of any of them shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Creditor Parties;
(iii)	and shall procure that each Security Party and each other Group Member and each affiliate of any of them shall not take any action, make any omission or use (directly or indirectly) any proceeds of the Loan in a manner that is a breach of Sanctions; and/or causes (or will cause) a breach of Sanctions by any Creditor Party;

(iv)	procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with any Creditor Party in its name or in the name of any other member of the Group or any affiliate of any of them;
(v)	take, and shall procure that each Security Party and each other Group Member and each affiliate of any of them has taken, reasonable measures to ensure compliance with Sanctions;
(vi)	and shall procure that each Security Party and each other Group Member shall, to the extent permitted by law promptly upon becoming aware of them, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority; and
(vii)	not accept, obtain or receive any goods or services from any Restricted Person, except (without limiting Clause 14.11 (b)), to the extent relating to any warranties and/or guarantees given and/or liabilities incurred in respect of an activity or dealing with a Restricted Person by a Borrower, any other Security Party or any other Group Member in accordance with this Agreement provided that:
(A)	the Obligors shall be obliged only to ensure that the provisions of this clause apply to each Group Member only to the extent that that Group Member is bound by the relevant law or regulation in respect of the matters set out in this clause; and
(B)	if (aa) a Creditor Party is resident in Germany ("Inländer") within the meaning of Section 2 Paragraph 15 of the German foreign trade and payments act (Außenwirtschaftsgesetz and herein, "AWG") and is (bb) therefore subject to Section 7 of the German foreign trade ordinance (Außenwirtschaftsverordnung and herein, "AWV") and would (cc) therefore not itself be permitted to give a representation or an undertaking that is given or is to be given by a Security Party with respect to sanctions under this Agreement or any other Finance Document, then such Creditor Party shall not, in the event of a breach by a Security Party of any such representation or undertaking, be entitled to invoke or declare an Event of Default or vote for a cancellation of the Total Commitments and/or repayment of the Loan in accordance with Clause 19.4 (Acceleration).
The undertakings in clauses 4.8 and 12.10, the ship covenant in clause 14.11 (b) and the representations in clause 10.22 (i) and (ii) shall not apply for the benefit of any Creditor Party which is resident in Germany ("Inländer") within the meaning of Section 2 Para. 15 of the AWG to the //extent that the enforcement of such provision by that Creditor Party would (a) violate, conflict with or incur liability under EU Regulation (EC) 2271/96 or (b) violate or conflict with section 7 of the AWV in connection with section 4 paragraph (1)(a)(3) of the AWG or any similar anti-boycott statute in force in the Federal Republic of Germany.
12.11	Anti-bribery. Each Obligor shall ensure that neither it nor any of its respective affiliates, officers, directors, employees or agents acting on its behalf will offer, give, insist on, receive or solicit any illegal payment or improper advantage to influence the action of any person in connection with any of its business.
12.12	FATCA Information

(a)	Subject to paragraph (c) below, each party to a Security Document shall, within ten Business Days of a reasonable request by another party to a Security Document:
(i)	confirm to that other party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)	supply to the requesting party such forms, documentation and other information relating to its status under FATCA as the requesting party reasonably requests for the purposes of the requesting party 's compliance with FATCA.
(b)	If a party to a Security Document confirms to another party pursuant to 12.12 (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.
(c)	subclause (a) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any policy of that Creditor Party;
(iii)	any fiduciary duty; or
(iv)	any duty of confidentiality.
(d)	If a party to a Security Document fails to confirm its status or to supply forms, documentation or other information requested in accordance with subclause (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.
13	INSURANCE
13.1	General. Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period (after its Ship has become subject to a Mortgage) except as the Agent may, with the authority of the Majority Lenders, otherwise permit.
13.2	Maintenance of obligatory insurances. Each Borrower shall keep the Ship owned by it insured at its own expense against:
(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks (including acts of terrorism and piracy, and confiscation); and
(c)	protection and indemnity risks (which cover shall include freight, demurrage and defence) in excess of the limit of cover for oil pollution liability risks included within the protection and indemnity risks; and

(d)	any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Borrower to insure and which are specified by the Security Trustee by notice to that Borrower.
13.3	Terms of obligatory insurances. Each Borrower shall effect such insurances on its Ship:
(a)	in Dollars, at its own cost;
(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greatest of (i) if both Ships are then subject to a Mortgage, such amount which, when aggregated with the amount for which the other Ship is insured, is equal to 120 per cent. of the aggregate of the Loan and the Swap Exposure, or, if only one Ship is subject to a Mortgage, the aggregate of the Tranche relating thereto and the Swap Exposure and (ii) the Market Value of its Ship;
(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);
(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship owned by it;
(e)	on approved terms;
(f)	in favour of approved assured;
(g)	with approved deductibles; and
(h)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.
13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, each Borrower shall procure that the obligatory insurances shall:
(a)	(except in relation to risks referred to in Clause 13.2(c)) name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;
(b)	name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;
(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set‑off, counterclaim or deductions or condition whatsoever;
(d)	provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph

(d) from making personal claims against persons (other than the Borrowers or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;
(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee;
(f)	provide that the Security Trustee may make proof of loss if the Borrowers fail to do so; and
(g)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non‑payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Security Trustee for 30 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.
13.5	Renewal of obligatory insurances. Each Borrower shall:
(a)	at least 21 days before the expiry of any obligatory insurance:
(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that insurance and of the proposed terms of renewal; and
(ii)	in case of any substantial change in insurance cover, obtain the Majority Lenders' approval to the matters referred to in paragraph (i) above;
(b)	at least 14 days before the expiry of any obligatory insurance, renew the insurance; and
(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.
13.6	Copies of policies; letters of undertaking. Each Borrower shall ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters or undertaking in a form required by the Majority Lenders and including undertakings by the approved brokers that:
(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;
(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;
(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and
(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non‑payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.
13.7	Copies of certificates of entry. Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provide the Security Trustee with:
(a)	a certified copy of the certificate of entry for that Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and
(c)	where required to be issued under the terms of insurance/indemnity provided by a Borrower's protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by such Borrower in relation to the Ship in accordance with the requirements of such protection and indemnity association; and
(d)	if applicable, a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.
13.8	Deposit of original policies. Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.
13.9	Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.
13.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
13.11	Restrictions on employment. Neither Borrower shall employ the Ship, nor permit her to be employed, outside the cover provided by any obligatory insurances.
13.12	Compliance with terms of insurances. Neither Borrower shall do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:
(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;
(b)	neither Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)	each Borrower shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and
(d)	neither Borrower shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
13.13	Alteration to terms of insurances. Neither Borrower shall either make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Security Trustee.
13.14	Settlement of claims. Neither Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
13.15	Provision of copies of communications. Each Borrower shall provide the Agent, at the time of each such communication, copies of all written communications between that Borrower and:
(a)	the approved brokers; and
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	that Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.
13.16	Provision of information. In addition, each Borrower shall promptly provide the Agent (or any persons which it may designate) with any information which the Agent (or any such designated person) requests for the purpose of:
(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 or dealing with or considering any matters relating to any such insurances, and the Borrowers shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.17	Mortgagee's interest. The Security Trustee shall be entitled from time to time to effect, maintain and renew in such amounts, on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate:

(a)	a mortgagee's interest marine insurance (in an amount of no less than 120% of the aggregate of the Loan and the Swap Exposure (if any) at any relevant time) providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to a Ship or a liability of a Ship or of a Borrower, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:
(i)	any act or omission on the part of a Borrower, of any operator, charterer, manager or sub-manager of a Ship or of any officer, employee or agent of a Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;
(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of a Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Borrower or of such a person, including the casting away or damaging of a Ship and/or a Ship being unseaworthy; and/or
(iii)	any other matter capable of being insured against under a mortgagee's interest marine insurance policy whether or not similar to the foregoing;
(b)	a mortgagee's interest additional perils policy (in an amount of no less than 120% of the aggregate of the Loan and the Swap Exposure (if any) at any relevant time) providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of a Ship, the imposition of any Security Interest over a Ship and/or any other matter capable of being insured against under a mortgagee's interest additional perils policy whether or not similar to the foregoing and the Borrowers shall upon demand fully indemnify the Creditor Parties in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18	Review of insurance requirements. The Agent shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Majority Lenders, significant and capable of affecting either Borrower or either Ship and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrowers may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers.
13.19	Modification of insurance requirements. The Agent shall notify the Borrowers of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Majority Lenders consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.
13.20	Compliance with mortgagee's instructions. The Agent shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Agent until the Borrowers implement any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.

13.21	Insurance report. The Agent may (and upon the request of a Lender, will) from time to time obtain, at the cost of the Borrowers, an opinion from an independent insurance consultant who is acceptable to the Lenders on such matters relating to the insurances for the Ships or either of them as the Agent may require.
14	SHIP COVENANTS
14.1	General. Each Obligor also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authority of the Majority Lenders or, in relation to Clauses 14.2 and 14.3(b), of the Lenders, may otherwise permit (such permission to be in writing in relation to Clauses 14.2, 14.3(b) and 14.14(e)).
14.2	Ship's name and registration. Each Borrower shall keep the Ship owned by it registered in its name under the Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship owned by it.
14.3	Repair and classification. Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:
(a)	consistent with first‑class ship ownership and management practice;
(b)	so as to maintain the highest class applicable to vessels of the same age, type and specification as the Ship at Lloyd's Register of Shipping (or an equivalent IACS classification society acceptable to the Agent in its sole discretion) free of overdue recommendations, adverse notations and conditions; and
(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code and the ISM Code Documentation and the ISPS Code Documentation.
14.4	Class record etc. Each Borrower shall, upon the written request of the Agent, instruct the classification society of the Ship owned by it to do all or any of the following:
(a)	to send to the Agent, following receipt of a written request from the Agent, certified true copies of all original class records held by the classification society in relation to that Ship;
(b)	to allow the Agent (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and that Ship at the offices of the classification society and to take copies of them.
14.5	Modification. Neither Borrower shall make any modification or repairs to, or replacement of, its Ship or equipment installed on her which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce her value.
14.6	Removal of parts. Neither Borrower shall remove any material part of its Ship or any item of equipment installed on either Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the relevant Ship the property of the relevant Borrower and subject to the security constituted by the Mortgage Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.7	Technical Survey. Without prejudice to the Borrowers' obligations pursuant to Clause 14.8, each Borrower shall promptly following the request of the Agent (such request to be made no more than twice in any calendar year), submit the Ship owned by it for a technical survey by an independent surveyor or surveyors appointed by the Agent. All fees and expenses incurred in relation to the appointment of the surveyor or surveyors and the preparation and issue of all technical reports pursuant to this Clause 14.7 shall be for the account of the Borrowers.
14.8	Surveys. Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Agent provide the Security Trustee, with copies of all survey reports.
14.9	Inspection. Each Borrower shall permit the Agent (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times, to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. All fees and expenses incurred in relation to the appointment of the surveyor or surveyors and preparation and issue of all technical reports pursuant to this Clause 14.9 shall be for the account of the Borrowers (i) prior to the occurrence of an Event of Default, once per Ship and per calendar year and (ii) following the occurrence of an Event of Default, in all cases.
14.10	Prevention of and release from arrest. Each Borrower shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and
(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of her detention in exercise or purported exercise of any lien or claim, the Borrowers shall procure her release by providing bail or otherwise as the circumstances may require.

14.11	Compliance with laws etc. Each Borrower shall:
(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower (including, but not limited to, the International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation);
(b)	comply, and will use best endeavours to procure that each Security Party and each other Group Member will, comply in all respect with all Sanctions
(c)	not employ the Ship owned by it nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and
(d)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Agent has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Agent may require.

14.12	Provision of information. Each Borrower shall promptly provide the Security Trustee with any information which the Security Trustee requests regarding:
(a)	the Ship owned by it, her employment, position and engagements;
(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;
(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;
(d)	any towages and salvages; and
(e)	its compliance or the compliance of the Ship owned by it with the ISM Code and the ISPS Code, and, upon the Agent's request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and, of the ISM Code Documentation and the ISPS Code Documentation and at any time when the Approved Manager is required to have ITF approval, evidence of such approval

14.13	Notification of certain events. Each Borrower shall immediately notify the Agent by letter of:
(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;
(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or her Earnings or any requisition of that Ship for hire;
(e)	any intended dry docking of the Ship owned by it;
(f)	any Environmental Claim made against that Borrower or in connection with the Ship owned by it, or any Environmental Incident;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower or otherwise in connection with the Ship owned by it; or
(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code and/or the ISPS Code not being complied with, and that Borrower shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall require of that Borrower's, the Approved Manager's or any other person's response to any of those events or matters.

14.14	Restrictions on chartering, appointment of agents etc.
Neither Borrower shall without the prior consent of the Agent:
(a)	let the Ship owned by it on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;
(c)	enter into any charter in relation to the Ship owned by it under which more than 2 months' hire (or the equivalent) is payable in advance;
(d)	charter the Ship owned by it otherwise than on bona fide arm's length terms at the time when that Ship is fixed;
(e)	appoint an agent of the Ship owned by it other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment;
(f)	de‑activate or lay up the Ship owned by it; or
(g)	put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings for the cost of such work or otherwise.
14.15	Notice of Mortgage. Each Borrower shall keep the Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.
14.16	Sharing of Earnings. Neither Borrower shall:
(a)	enter into any agreement or arrangement for the sharing of any Earnings;
(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of a Borrower to any Earnings; or
(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.
14.17	Charter Assignment. If a Borrower enters into any charter or contract of affreightment in respect of the Ship owned by it which is of 12 months or more in duration, or is capable of exceeding 12 months in duration, that Borrower shall, at the request of the Agent, execute in favour of the Security Trustee an assignment and notice of assignment of such charter and (in the case of bareboat charter) a tripartite deed made with the charterer each in such form and on such terms as the Lenders may require, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4, 5 and 6 of Part A of Schedule 4 hereof as the Agent may require.
14.18	Required Charterparties. Neither Borrower shall terminate or amend as to charterhire, term or any other material respect the Required Charterparty to which it is party.

15	SECURITY COVER
15.1	Provision of additional security cover; prepayment of Loan. Each Borrower undertakes with each Creditor Party that if the Agent (acting on the instructions of the Majority Lenders) notifies the Borrowers that:

(a)	the Market Value (determined as provided below) of a Ship; plus
(b)	the net realisable value of any additional security previously provided under this Clause 15, is below 140% of the aggregate of the Relevant Tranche and any Swap Exposure relating thereto, the Borrowers will, within 10 days after the date on which the Agent's notice is served, either:

(i)	provide, or ensure that a third party provides, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which covers such asset or assets, and is documented in such terms, as the Agent may, with authorisation from the Majority Lenders, approve or require; or
(ii)	prepay in accordance with Clause 8 such part (at least) of the Relevant Tranche as will eliminate the shortfall.
15.2	Valuation of Ship. The market value of a Ship at any date is that shown as the average of two valuations each prepared:
(a)	In form and substance acceptable to the Agent;
(b)	as at a date not more than 15 days previously and addressed to the Agent;
(c)	by an Approved Broker which the Agent has appointed or approved for the purpose;
(d)	with or without physical inspection of the relevant Ship (as the Agent may require);
(e)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and
(f)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale provided that if such two valuations differ by more than 10%, then the Agent shall appoint a third Approved Broker to provide a valuation in accordance with this Clause 15.2, and the Market Value of the relevant Ship shall be the average of such 3 valuations.
15.3	Value of additional security. The net realisable value of any additional security which is provided under Clause 15.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.2.
15.4	Valuations binding. Any valuation under Clause 15.1(b)(i), 15.2 or 15.3 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of a security which does not consist of or include a Security Interest.
15.5	Provision of information. The Borrowers shall promptly provide the Agent and any Approved Broker acting under Clause 15.2 or 15.3 with any information which the Agent or the Approved Broker may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.6	Payment of valuation expenses. Without prejudice to the generality of the Borrowers' obligations under Clauses 20.2, 20.3 and 21.2, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause Provided that until the occurrence of an Event of Default or Potential Event of Default, the Borrowers shall be obliged to pay such fees and expenses in respect of each Ship on each Drawdown Date and six-monthly thereafter after drawdown of the first Advance relating to that Ship only.
15.7	Frequency of Valuations. The Borrowers acknowledge and agree that the Agent may commission valuations of the Ships at such times as any Lender or Lenders shall deem necessary and, in any event, the Agent shall obtain valuations of each Ship, (i) at the Borrowers' cost, on the Drawdown Date of each Advance and at six-monthly intervals after the Drawdown Date of the first Advance in respect of each Tranche and, after the occurrence of an Event of Default, at such times as the Lenders may require and (ii) at any other time at the cost of the Lender or Lenders which requires such valuation to be made.
16	PAYMENTS AND CALCULATIONS
16.1	Currency and method of payments. All payments to be made:
(a)	by the Lenders to the Agent; or
(b)	by either Borrower to the Agent, the Security Trustee or any Lender,
under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(i)	by not later than 10.00 a.m. (New York City time) on the due date;
(ii)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and
(iii)	if in Dollars and in the case of an amount payable by a Lender to the Agent or by a Borrower to the Agent or any Lender, to the account of the Agent at Bank of America, Swift BOFAUS3N, Fed Wire: 026009593 CHIPS 0959, beneficiary account name ABN AMRO Bank N.V,, Amsterdam (Swift: ABNANL2A), beneficiary account No. 06550368324) with reference, or to such other account with such other bank as the Agent may from time to time notify to the Borrowers and the other Creditor Parties or to such other account with such other bank as the Security Trustee may from time to time notify to the Borrowers and the other Creditor Parties.
16.2	Payment on non-Business Day. If any payment by a Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or
(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day, and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.
16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:
(a)	any amount received by the Agent or the Security Trustee under a Finance Document for distribution or remittance to a Lender, a Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, that Swap Bank or, as the case may be to the Security Trustee by payment, with funds having the same value as the funds received, to such account as that Lender, that Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and
(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.
16.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.
16.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrowers or any Lender or any Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to the Borrowers or that Lender or that Swap Bank until the Agent has satisfied itself that it has received that sum.
16.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrowers or a Lender or a Swap Bank, without first having received that sum, the Borrowers or (as the case may be) the Lender concerned or the Swap Bank concerned shall, on demand:
(a)	refund the sum in full to the Agent; and
(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.
16.8	Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.
16.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.
16.10	Agent's memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Creditor Parties from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.11	Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrowers or a Security Party to a Creditor Party, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to that Creditor Party.
17	APPLICATION OF RECEIPTS
17.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:
(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:
(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrowers under Clauses 20, 21 and 22 of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document);
(ii)	secondly, in or towards satisfaction pro rata of interest and default interest payable to the Creditor Parties under the Finance Documents (and, for this purpose, the expression "interest" shall include any net amount which the Borrowers shall have become liable to pay or deliver under section 2(c) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and
(iii)	thirdly, in or towards satisfaction of the Loan and the Swap Exposure (calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);
(b)	SECONDLY: following the occurrence of an Event of Default, in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent (or in the case of a Master Agreement, which the relevant Swap Bank), by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause; and
(c)	THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.
17.2	Variation of order of application. The Security Trustee may, with the authorisation of the Lenders and the Swap Banks by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.
17.3	Notice of variation of order of application. The Security Trustee may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden. This Clause 17 and any notice which the Security Trustee gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by either Borrower or any Security Party.
18	APPLICATION OF EARNINGS
18.1	Payment of Earnings and Swap Payments. Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment), all the Earnings of the Ship owned by it are paid to the Earnings Account for that Ship, and all payments by the Swap Banks to the Borrowers under each Designated Transaction are paid to an Earnings Account.
18.2	Application of Earnings. Each Borrower undertakes with the Lenders that money from time to time credited to, or for the time being standing to the credit of, an Earnings Account shall, unless and until an Event of Default or Potential Event of Default shall have occurred (whereupon the provisions of Clause 17.1 shall be and become applicable), be available for application in the following manner:
(a)	FIRSTLY: in or towards meeting the costs, fees and expenses payable by the Borrowers under the Finance Documents;
(b)	SECONDLY: pari passu in or towards (i) making the transfers to the Retention Account required pursuant to Clause 18.3 and (ii) payment of amounts due and payable under the Master Agreement;
(c)	THIRDLY: in or towards making the transfers to the Debt Service Reserve Accounts pursuant to Clause 18.7; and
(d)	FOURTHLY: provided no Event of Default or Potential Event of default has occurred which is continuing, in payment to the Borrowers.
18.3	Monthly retentions. Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period commencing on the date falling one month after each first Drawdown Date of each Tranche and on the same day in each subsequent month, there is transferred to the Retention Account in the name of the Borrower which is the owner of that Ship:
(a)	one-third of the repayment instalment in respect of the Relevant Tranche falling due under Clause 8.1 on the next Repayment Date relative to such Tranche (and the first retention for each Tranche shall be in such amount as if the second Advance for that Tranche had been made in full prior to the date of that retention, whether or not such Advance has been made in fact); and
(b)	the relevant fraction of the aggregate amount of interest on the Relevant Tranche which is payable on the next due date for payment of interest for that Tranche.
Where:

"relevant fraction", in respect of each Tranche, is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period applicable to such Tranche (or, if current Interest Period ends after the next date for payment of interest under this Agreement, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next date for payment of interest under this Agreement).

18.4	Shortfall in Earnings. If the aggregate Earnings received in the Earnings Accounts are insufficient in any month for the required amount to be transferred to any Retention

Account under Clause 18.3 and/or the Debt Service Reserve Accounts under Clause 18.5, the Borrowers shall make up the amount of the insufficiency by payment in Dollars to the relevant Retention Account and the relevant Debt Service Reserve Account.
18.5	Application of retentions. Until an Event of Default or a Potential Event of Default occurs, the Account Bank shall on each Repayment Date and on each due date for the payment of interest under this Agreement pay to the Agent, for the Agent to distribute to the Lenders in accordance with Clause 16.4 so much of the then balance on the relevant Retention Account as equals:
(a)	the repayment instalment due on that Repayment Date; and, as the case may be,
(b)	the amount of interest payable on that interest payment date in discharge of the Borrowers' liability for that repayment instalment or that interest.
18.6	Minimum Balance. The balance on each of the Earnings Accounts shall not fall below $2,500,000 while the Ship owned by the owner of such account is subject to a Mortgage.
18.7	Debt Service Reserve accounts. Each Borrower undertakes with each Creditor Party to ensure that on the date falling one month after the Drawdown Date (the "Relevant Drawdown Date") in respect of the first Advance relating to its Ship and on the same day in each subsequent month, there is transferred to the Debt Service Reserve Account in its name $7,500,000 multiplied by the Relevant Fraction, such transfer to be made up to the earlier of
(i)	30 September 2018 in respect of Ship A and 31 July 2018 in respect of Ship B (the "Anticipated Termination Date") and
(ii)	the date on which it enters into a Subsequent Qualified Charterparty where "Relevant Fraction" means one divided by the number of complete months between the Relevant Drawdown Date and the Anticipated Termination Date in respect of the Required Charterparty for that Ship.
If a Borrower enters into a Subsequent Qualified Charterparty on terms and with a charterer acceptable to the Lenders, and that Borrower executes a Charterparty Assignment in respect thereof, then the balance on that Borrower's Debt Service Reserve Account shall be released to it upon the Borrowers' written request.
If a Borrower does not enter into a Subsequent Qualified Charterparty then the balance on its Debt Service Reserve Account shall remain on that account at all times.
18.8	Location of accounts. Each Borrower shall promptly :
(a)	comply with any requirement of the Agent as to the location or re‑location of the Earnings Accounts, the Retention Accounts, the Debt Service Reserve Account or any of them, provided that those accounts must at all times be with the Account Bank; and
(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over the Earnings Accounts and the Retention Accounts.
18.9	Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Accounts, without prior notice following the occurrence of an Event of Default and otherwise with 5 Business Days prior notice, in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.
18.10	Borrowers' obligations unaffected. The provisions of this Clause 18 do not affect:
(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or
(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.
19	EVENTS OF DEFAULT
19.1	Events of Default. An Event of Default occurs if:
(a)	either Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or
(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 12.2, 12.3, 12.4, 12.7, 12.8, 12.10, 13.2, 13.3, 13.5, 13.9, 14.11(b) or 15.1; or
(c)	any breach by either Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above), provided that if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied, no Event of Default shall occur unless such breach continues for 5 days after written notice from the Agent requesting action to remedy the same; or
(d)	any representation, warranty or statement made by, or by an officer of, a Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or
(e)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:
(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or
(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or
(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or
(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or
(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(f)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or
(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $100,000 or more or the equivalent in another currency; or
(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or
(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or
(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or
(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non‑judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or
(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or
(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Majority Lenders, is similar to any of the foregoing; or
(g)	either Borrower or any Security Party ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or
(h)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)	for either Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or
(ii)	for the Agent, the Security Trustee or the Lenders or the Swap Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(i)	any official consent necessary to enable either Borrower to own, operate or charter the Ship owned by it or to enable either Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or
(j)	it appears to the Agent that, without its prior written consent, a change has occurred or probably has occurred after the date of this Agreement in the direct and/or ultimate beneficial ownership of any of the shares in any Security Party or in the ultimate control of the voting rights attaching to any of those shares; or
(k)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or
(l)	the security constituted by a Finance Document is in any way imperilled or in jeopardy or a Finance document ceases to be valid or enforceable or is otherwise suspended, cancelled or terminated; or
(m)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a material adverse change in the financial position, state of affairs or prospects of any Obligor; or
(ii)	any accident or other event involving either Ship,
in the light of which the Majority Lenders consider that either Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due; or

(n)	the Approved Manager ceases to be the agent for either Ship;
(o)	a Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower which owns it and that Borrower shall fail to procure the release of such Ship within a period of sixty (60) days thereafter;
(p)	a Required Charterparty or Subsequent Qualified Charterparty is terminated, cancelled, superseded, revoked, rescinded, transferred, novated or otherwise ceases to remain in full force and effect for any reason except through effluxion of time or with the consent of the Agent (acting on the instructions of the Lenders);
(q)	the Approved Flag State of either Ship or the country in which any Security Party is incorporated or domiciled becomes involved in hostilities or civil war or there is a seizure of power in an Approved Flag State by unconstitutional means unless the Ship registered in such Approved Flag State shall have been transferred onto a new Approved Flag acceptable to the Lenders within thirty (30) days of the start of such hostilities or civil war or seizure of power;
(r)	any Security Party repudiates any of the Finance Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Finance; Documents;
(s)	there shall occur a Material Adverse Event;

(t)	an Event of Default (as defined in Section 14 of any Master Agreement) occurs; or
(u)	a Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the prior written consent of the Agent, acting with the authorisation of the Majority Lenders.
19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:
(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:
(i)	serve on the Borrowers a notice stating that the Commitments and all other obligations of each Lender to the Borrowers under this Agreement are terminated; and/or
(ii)	serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or
(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or
(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall, take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Security Trustee, the Agent and/or the Lenders and/or the Swap Banks are entitled to take under any Finance Document or any applicable law.
19.3	Termination of Commitments. On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall terminate.
19.4	Acceleration of Loan. On the service of a notice under paragraph (a)(ii) of Clause 19.2, the Loan, all accrued interest and all other amounts accrued or owing from either Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.
19.5	Multiple notices; action without notice. The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.
19.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee, each Swap Bank and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide either Borrower or any Security Party with any form of claim or defence.
19.7	Lender's rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or individual Swap Banks under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party Liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrowers or a Security Party:
(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or
(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

19.9	Relevant Persons. In this Clause 19 a "Relevant Person" means an Obligor and any company which is a subsidiary of an Obligor.
19.10	Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) "petition" includes an application.
20	FEES AND EXPENSES
20.1	Arrangement and commitment fees. The Borrowers shall pay to the Agent:
(a)	the arrangement fee as set out in the letter addressed by the Agent to the Borrowers bearing even date with this Agreement for the account of the Lenders pro rata in accordance with their Commitments;
(b)	the agency fee as set out in the letter addressed by the Agent to the Borrowers bearing even date with this Agreement; and
(c)	for the account of the Lenders pro rata in accordance with their Commitments, on each of the dates falling at three (3) monthly intervals after the date of this Agreement until the last day of the Availability Period and on the last day of the Availability Period, commitment commission accruing from the date of this Agreement (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) at the rate of forty per cent (40.0%) of the Margin per annum on the daily undrawn amount of the Total Commitments.
20.2	Costs of negotiation, preparation etc. The Borrowers shall pay, whether or not any Advance is made, to the Agent on its demand the amount of all expenses (including, but not limited to, legal and other advisers' fees), VAT and disbursements incurred by any Lender, the Agent or the Security Trustee in connection with the negotiation, preparation, printing, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document and all other costs related to syndication of the loan and distribution of information in relation thereto.
20.3	Costs of variations, amendments, enforcement etc. The Borrowers shall pay to the Agent, on the Agent's demand, the amount of all expenses incurred by a Lender or a Swap Bank in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;
(b)	any consent or waiver by the Lenders, the Majority Lenders, the Swap Banks or the Lender concerned under or in connection with Finance Document, or any request for such a consent or waiver;
(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;
(d)	where the Agent, in its absolute opinion, considers that there has been a material change to the insurances in respect of either Ship, the review of the insurances or either Ship pursuant to Clause 13.18;
(e)	any step taken by any Lender concerned or the Swap Bank concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.
There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Agent's Management time. Any amount payable to the Agent under this Clause 20 and Clause 4 of the Agency and Trust Deed (Limitations on the responsibilities of, and indemnities for, the Agent and the Security Trustee) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to the Agent under the letter referred to in Clause 20.1(b)Error! Reference source not found..
20.5	Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by a Borrower to pay such a tax.
20.6	Certification of amounts. A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.
21	INDEMNITIES
21.1	Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify the Agent and each Lender and each Swap Bank on the Agent's demand and the Security Trustee on its demand in respect of all expenses, liabilities and losses which are incurred by that Creditor Party as a result of or in connection with:
(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by a Lender or a Swap Bank claiming the indemnity;
(b)	Breakage Costs;
(c)	any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7);
(d)	the occurrence and/or continuance of an Event of Default or Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19;
and in respect of any tax (other than (i) tax on its overall net income and (ii) any tax for which a Creditor Party is compensated pursuant to clauses 21.5 or 21.6) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Miscellaneous indemnities. The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind ("liability items") which may be made or brought against, or incurred by, any Creditor Party, in any country, in relation to:
(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;
(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document, other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the Agent's or (as the case may be) the Security Trustee's own officers or employees.

21.3	Extension of indemnities; environmental indemnity. Without prejudice to its generality, Clause 21.2 covers:
(a)	any matter which would be covered by Clause 20.3 if any of the references in that Clause to a Lender were a reference to the Agent or (as the case may be) to the Security Trustee; and
(b)	any liability items which arise, or are asserted, under or in connection with any law or any regulation relating to safety at sea, pollution or the protection of the environment, including but not limited to the ISM Code and the ISPS Code.
21.4	Currency indemnity. If any sum due from the Borrowers or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:
(a)	making or lodging any claim or proof against the Borrowers or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment,
the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrowers which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5	Application of Master Agreements. For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrowers to any Swap Bank under or in connection with a Master Agreement as to which sums the provisions of Section 8 (Contractual Currency) of the relevant Master Agreement shall apply.
21.6	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.
21.7	Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.
22	NO SET-OFF OR TAX DEDUCTION
22.1	No deductions. All amounts due from the Obligors under a Finance Document shall be paid:
(a)	without any form of set‑off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which either Borrower is required by law to make.
22.2	Grossing-up for taxes. If a Borrower is required by law to make a tax deduction from any payment:
(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;
(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;
(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.
22.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, a Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.
22.4	Exclusion of tax on overall net income. In this Clause 22 "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income.

22.5	FATCA Deduction
(i)	a party to any Security Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to any Security Document shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(ii)	a party to any Security Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment and, in addition, shall notify the Borrowers, the Agent and the other Creditor Parties.
22.6	Application of Master Agreements For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrowers to any Swap Bank under or in connection with a Master Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding Tax) of the relevant Master Agreement shall apply.
22.7	Notice of prepayment. If the Borrowers are not willing to continue to pay an increased amount under clause 22.2, the Borrowers may give the Agent not less than is 10 Business Days' notice of their intention to prepay the Contribution of any Lender whose Contribution is giving rise to such increased payment (a "Relevant Lender"), at the end of an Interest Period.
22.8	Prepayment; termination of Commitment. A notice under Clause 22.7 shall be irrevocable; the Agent shall promptly notify the Relevant Lender of the Borrowers' notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Commitment of the Relevant Lender shall be cancelled; and
(b)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Relevant Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.
23	ILLEGALITY, ETC
23.1	Illegality. This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:
(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or
(b)	contrary to, or inconsistent with, any regulation,
for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality. The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.
23.3	Prepayment; termination of Commitment. On the Agent notifying the Borrowers under Clause 23.2, the Lenders' Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Loan in accordance with Clause 8.
23.4	Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:
(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
24	INCREASED COSTS
24.1	Increased costs. This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:
(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or
(b)	the effect of complying with any regulation (including, but not limited to, pursuant to Basel III, CRD IV and CRR and any other which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, is that the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost", that is to say,:

(i)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums; or
(ii)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;
(iii)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or
(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not (aa) an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or (bb) an item covered by the indemnity for tax in Clause 21.1 of by Clause 22.

For the purposes of this Clause 24.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

24.2	Notification to Borrowers of claim for increased costs. The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.
24.3	Payment of increased costs. The Borrowers shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.
24.4	Notice of prepayment. If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.3, the Borrowers may give the Agent not less than is 10 Business Days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.
24.5	Prepayment; termination of Commitment. A notice under Clause 24.4 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers' notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and
(b)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin and Mandatory Costs (if any).
24.6	Application of prepayment. Clause 8 shall apply in relation to the prepayment.
25	SET‑OFF
25.1	Application of credit balances. Each Creditor Party may without prior notice:
(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of either Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers to that Creditor Party under any of the Finance Documents; and
(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of either Borrower;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
25.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).
25.3	Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.
26	TRANSFERS AND CHANGES IN LENDING OFFICES
26.1	Transfer by Borrower. Neither Borrower may, without the prior written consent of the Agent, given on the instructions of all the Lenders:
(a)	transfer any of its rights or obligations under any Finance Document; or
(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.
26.2	Transfer by a Lender. Subject to Clause 26.4, a Lender (the "Transferor Lender") may at any time, without the consent of any Security Party, transfer:
(a)	its rights in respect of all or part of its Contribution (including but not limited to those under clause 22); or
(b)	its obligations in respect of all or part of its Commitment; or
(c)	a combination of (a) and (b),
to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution, trust fund or other entity which is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

26.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):
(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee, each Swap Bank and each of the other Lenders;
(b)	on behalf of the Transferee Lender, send to the Borrowers and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and
(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.
26.4	Effective Date of Transfer Certificate. A Transfer Certificate shall become effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document shall be binding on, or effective in relation to, the Borrowers, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.
26.6	Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.
26.7	Effect of Transfer Certificate. A Transfer Certificate shall take effect in accordance with English law as follows:
(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents shall be assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which either Borrower or any Security Party had against the Transferor Lender;
(b)	the Transferor Lender's Commitment shall be discharged to the extent specified in the Transfer Certificate;
(c)	the Transferee Lender shall become a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;
(d)	the Transferee Lender shall become bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro‑rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender shall cease to be bound by them;
(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date shall rank in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrowers or any Security Party against the Transferor Lender had not existed;
(f)	the Transferee Lender shall become entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender shall cease to be entitled to them; and
(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.
The rights and equities of the Borrowers or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross‑claim.

26.8	Authorisation of Agent to sign Transfer Certificates. The Borrowers, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.
26.9	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent's option) the Transferee Lender.
26.10	Sub-participation; subrogation assignment. A Lender may sub‑participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrowers, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.
26.11	Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub‑participant, credit reinsurer or similar party, any information which the Lender has received in relation to the Borrowers, any Security Party or their affairs under or in connection with any Finance Document, provided that such recipient has first signed a confidentiality undertaking substantially in the form recommended by the Loan Market Association.
26.12	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:
(a)	the date on which the Agent receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
26.13	Notification. On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.
27	VARIATIONS AND WAIVERS
27.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.
27.2	Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender and every Swap Bank":
(a)	a change in the Margin or in the definition of LIBOR;
(b)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;
(c)	a change to any Lender's Commitment;
(d)	an extension of Availability Period;

(e)	a change to the definition of "Majority Lenders" or "Finance Documents";
(f)	a change to the definitions of "Restricted Person", "Sanctions" or "Sanctions List" or to any of clauses 4.8, 12.10 or 14.11(b);
(g)	a change to the preamble or to Clause 2, 3, 4, 5.1, 17, 18 or 30;
(h)	a change to this Clause 27;
(i)	any change, variation or amendment to any Required Charterparty or Subsequent Qualified Charterparty;
(j)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and
(k)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.
27.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:
(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by the Borrowers or a Security Party of an obligation under a Finance Document or the general law; or
(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES
28.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, email or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.
28.2	Addresses for communications. A notice shall be sent:
(a)                 to the Borrowers:                                                     91 Poseidonos Avenue & 2 Foivis Street
  166 75 Glyfada
  Athens
  Greece
  Fax No: +30 210 894 7275
  FAO: Finance department

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the
  case may require) in the relevant Transfer Certificate.

to the Agent and the                                           Daalsesingel 71,
Security Trustee                                                       3511 SW Utrecht,
   The Netherlands

  Fax No:  [                                        ]
  FAO: Agency Syndicated Loans (PAC EA 8550)

(c)	to a Swap Bank:	At the address below its name in Schedule 2

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and
(b)	a notice which is sent by fax or email shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.
28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time,
the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.
28.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if: the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or
(a)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.
28.7	Electronic communication
(a)	any communication to be made between any two parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication, and if those two parties;

(A)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(B)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice; and
(b)	any electronic communication made between those two parties will be effective only when actually received in readable form and, in the case of any electronic communication made by a party to the Agent or the Security Trustee, only if it is addressed in such a manner as the Agent or Security Trustee shall specify for this purpose.
28.8	English language. Any notice under or in connection with a Finance Document shall be in English.
28.9	Meaning of "notice". In this Clause "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.
29	SUPPLEMENTAL
29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:
(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
29.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.
29.3	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
29.4	Counterparts. A Finance Document may be executed in any number of counterparts.
30	JOINT AND SEVERAL LIABILITY
30.1	General. All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 30.2, joint.
30.2	No impairment of Borrower's obligations. The liabilities and obligations of a Borrower shall not be impaired by:
(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrower;
(b)	any Lender entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower;

(c)	any Lender releasing the other Borrower or any Security Interest created by a Finance Document; or
(d)	any combination of the foregoing.
30.3	Principal debtors. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and neither Borrower shall in any circumstances be construed to be a surety for the obligations of the other Borrower under this Agreement.
30.4	Subordination. Subject to Clause 30.5, during the Security Period, neither Borrower shall:
(a)	claim any amount which may be due to it from the other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or
(b)	take or enforce any form of security from the other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of the other Borrower; or
(c)	set off such an amount against any sum due from it to the other Borrower; or
(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower or other Security Party; or
(e)	exercise or assert any combination of the foregoing.
30.5	Borrowers' required action. If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of clause 30.4, in relation to the other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent's notice.
31	LAW AND JURISDICTION
31.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.
31.2	Exclusive English jurisdiction. Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (or any non-contractual obligation arising out of or in connection with this Agreement).
31.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:
(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement (or any non-contractual obligation arising out of or in connection with this Agreement) in the courts of any country other than England and which have or claim jurisdiction to that matter; and
(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

Neither Borrower shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

31.4	Process agent. Each Borrower irrevocably appoints Intermar Chartering (UK) Ltd. at their office for the time being, presently at 52-54 Gracechurch Street, London EC3V 0EH, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.
31.5	Creditor Party rights unaffected. Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
31.6	Meaning of "proceedings". In this Clause 31, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

SCHEDULE 1

PART A
LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment
ABN AMRO Bank N.V.	93 Coolsingel 3012 AE Rotterdam The Netherlands Fax No: +31 10 401 6118 Attn: Transportation - Mr. Tom van Vonderen / Mr. Martijn van den Berg	$66,666,666.67 being $33,333,333.34 for Tranche A Advance A and $33,333,333.33 for Tranche B Advance A
KFW IPEX-Bank GMBH	Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Federal Republic of Germany Fax no: +49 69 7431 3768 Attn: Julia Zellmann	$66,666,666.67 being $33,333,333.33 for Tranche A Advance A and $33,333,333.34 for Tranche B Advance A
DNB Bank ASA	The Walbrook Building 25 Walbrook London EC4N 8AF England Fax No: +44 207 626 5956 Attn: Shipping, Offshore & Logistics	$66,666,666.66 being $33,333,333.33 for Tranche A Advance B and $33,333,333.33 for Tranche B Advance B

PART B
ARRANGERS

Arranger	Office
ABN AMRO Bank N.V.	93 Coolsingel 3012 AE Rotterdam The Netherlands Fax No: +31 10 401 6118 Attn: Transportation - Mr. Tom van Vonderen / Mr. Martijn van den Berg

KFW IPEX-Bank GMBH	Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Federal Republic of Germany Fax no: +49 69 7431 3768 Attn: Julia Zellmann

DNB Bank ASA	The Walbrook Building 25 Walbrook London EC4N 8AF England Fax No: +44 207 626 5956 Attn: Shipping, Offshore & Logistics
PART C
BOOKRUNNERS

Bookrunner	Office
ABN AMRO Bank N.V.	93 Coolsingel 3012 AE Rotterdam The Netherlands Fax No: +31 10 401 6118 Attn: Transportation - Mr. Tom van Vonderen / Mr. Martijn van den Berg
KFW IPEX-Bank GMBH	Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Federal Republic of Germany Fax no: +49 69 7431 3768 Attn: Julia Zellmann
DNB Bank ASA	The Walbrook Building 25 Walbrook London EC4N 8AF England Fax No: +44 207 626 5956 Attn: Attn: Shipping, Offshore & Logistics

SCHEDULE 2

SWAP BANKS

Swap Bank	Office
ABN AMRO Bank N.V.	Daalsesingel 71 (PAC EA8550), 3511 SW Utrecht, The Netherlands Fax No: +31 10 459 0538 Attn: Market Documentation Unit (PAC HQ7000)
KFW IPEX-Bank GMBH	Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Federal Republic of Germany Fax no: +49 69 7431 3768 Attn: Julia Zellman
DNB Bank ASA	The Walbrook Building 25 Walbrook London EC4N 8AF England Fax No: +44 207 626 5956 Attn: Shipping, Offshore & Logistics

SCHEDULE 3
DRAWDOWN NOTICE
To:            ABN AMRO BANK N.V.
Daalsesingel 71 (PAC EA8550),
3511 SW Utrecht,
The Netherlands

Attention:  Agency Syndicated Loans (PAC HQ8042)                                                                                                                                                                                                                                                                                                                                                                                                                                                                                           201[  ]

DRAWDOWN NOTICE

1	We refer to the loan agreement (the "Loan Agreement") dated December 2015 and made between us as Borrowers, the Lenders referred to therein, ABN AMRO Bank N.V. as Agent and Security Trustee, the Swap Banks referred to therein and ABN AMRO Bank N.V. as Account Bank in connection with a loan facility of up to $200,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.
2	[We request to borrow an Advance as follows:
(a)	Tranche [ ]	Advance [ ];
(b)	Amount: $[	];
(c)	Drawdown Date: [ ];
(d)	[Duration of the first Interest Period shall be [ ] months;]
(e)	Payment instructions : account of [ ] and numbered [ ] with [ ] of [ ].]
3	We represent and warrant that:
(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;
(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan;
(c)	payment of the Loan in accordance with paragraph 2(e) above constitutes application thereof for our sole benefit in accordance with the purposes stated in the Loan Agreement, and such payment shall be solely our responsibility; and
4	This notice cannot be revoked without the prior written consent of the Majority Lenders.
5	We authorise you to deduct any outstanding fees specified in Clause 20 of the Loan Agreement from the amount of the Advance.
___________________________________________
Attorney-in-Fact
for and on behalf of
NAVAJO MARINE LIMITED
SOLANA HOLDING LTD.

SCHEDULE 4
CONDITION PRECEDENT DOCUMENTS
In this Schedule 4 "Relevant Advance" means the Advance which is being made available, "Relevant Ship" means the Ship in respect of which that Advance is being made available, and "Relevant Borrower" means the owner of the Relevant Ship.

PART A
The following are the documents referred to in Clause 9.1(a).
1	A duly executed original of the Corporate Guarantee, the Agency and Trust Deed, the Master Agreements, the Master Agreement Assignments and the Negative Pledges (and of each document required to be delivered pursuant thereto).
2	Copies of the certificate of incorporation and constitutional documents of each Obligor and the Shareholder.
3	Copies of resolutions of the shareholders and directors of each Obligor and the Shareholder authorising the execution thereof each of the Finance Documents referred to at 1 above to which that Obligor or the Shareholder is a party and, in the case of each Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement.
4	The original of any power of attorney under which any Finance Document referred to at 1 above is executed on behalf of an Obligor or the Shareholder.
5	Copies of all consents or authorisations which either Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document to which it is a party.
6	All such documentation and information as each Lender may require from any Security Party pursuant to such Lender's "know your customer" requirements.
7	Documentary evidence that the agent for service of process named in Clause 31 has accepted its appointment.
8	Documentary evidence that (i) each of the Borrowers is owned by the Shareholder and (ii) that the Shareholder is owned, directly or indirectly, by the Corporate Guarantor and (iii) that the Corporate Guarantor is owned, directly or indirectly, as to 30% of its issued shares by Permitted Holders.
9	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England and Wales, the Marshall Islands, Liberia and such other relevant jurisdictions as the Agent may require.
10	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.
PART B
The following are the documents referred to in Clause 9.1(b):

1	A duly executed original of the Mortgage, the General Assignment, the Agency Agreement Assignment, the Accounts Pledge (and of each document to be delivered under each of them) in respect of the Relevant Ship, each as security for the Loan and Swap Exposure (if any).
2	Documentary evidence that:
(a)	the Relevant Ship is definitively and permanently registered in the name of the Relevant Borrower under an Approved Flag;
(b)	the Relevant Ship is in the absolute and unencumbered ownership of the Relevant Borrower save as contemplated by the Finance Documents relative thereto;
(c)	the Relevant Ship maintains the highest available class with Lloyd's Register of Shipping (or an equivalent IACS classification society acceptable to the Agent in its sole discretion) free of all overdue recommendations, adverse notations and conditions of such classification society;
(d)	the Mortgage in respect of the Relevant Ship has been duly registered against the Relevant Ship as a valid first preferred ship mortgage in accordance with the laws of the relevant Approved Flag State; and
(e)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances (including issue by the insurers of letters of undertaking) have been complied with;
(f)	the Relevant Ship has been delivered to, and accepted by, the charterer thereof pursuant to the Required Charterparty relating thereto.
3	a copy of the Required Charterparty in respect of the Relevant Ship, in a form and substance acceptable to the Agent, acting on the instruction of the Lenders.
4	Documents establishing that the Relevant Ship is under the agency of the Approved Manager on terms acceptable to the Agent, together with:
(a)	a copy of the Approved Management Agreement, in a form acceptable to the Lenders and the Approved Manager's Undertaking in respect of the Relevant Ship;
(b)	copies of the document of compliance (DOC), safety management certificate (SMC) and International Ship Security Certificate (ISSC) in respect of the Relevant Ship, each certified as true and in effect by Relevant Borrower; and
(c)	copies of such other ISM Code Documentation and ISPS Code Documentation as the Agent may by written notice to the Relevant Borrower have requested not later than 10 days before the Drawdown Date in respect of the Relevant Advance certified as true and complete in all material respects by the Relevant Borrower and the Approved Manager.
4	evidence that the Earnings Account, Debt Service Reserve Account and the Retention Account relating to the Relevant Ship have each been duly opened by the Relevant Borrower with the Account Bank, and that the Account Bank has received all mandates and other documentation required by it in relation to the opening of those accounts, and that there is standing to the credit of that Earnings Account at least $2,500,000.
5	At the cost of the Borrowers, valuations of the Relevant Ship, prepared by two Approved Brokers selected by the Agent, addressed to the Agent and stated to be for the purposes of this Agreement and prepared in accordance with Clause 15, which shows the value of the Relevant Ship in an amount which results in the satisfaction of the security cover test referred to in Clause 15.1.

6	At the cost of the Borrowers, a favourable opinion from an independent insurance consultant acceptable to the Agent confirming that the obligatory insurances are in place in respect of the Relevant Ship with or through brokers or clubs acceptable to the Lenders and on such matters relating to the insurances for the Relevant Ship as the Agent may require.
7	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England and Wales, the Marshall Islands, the Approved Flag State, and such other relevant jurisdictions as the Agent may require.
8	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.
Each copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) or attorney-in-fact of the Borrower.

PART C
The following are the documents referred to in Clause 9.1(c):

1	the documents referred to in Part B above in respect of the Relevant Ship; and
2	such other documentation as the Lenders may, acting reasonably, require.

SCHEDULE 5

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	ABN AMRO BANK N.V. for itself and for and on behalf of the Borrowers, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

11	This Certificate relates to a Loan Agreement (the "Loan Agreement") dated December 2015 and made between (1) Navajo Marine Limited and Solana Holding Ltd. as joint and several borrowers (the "Borrowers"), (2) the banks and financial institutions named therein as Lenders, (3) ABN AMRO Bank N.V. as Agent, (4) ABN AMRO Bank N.V. as Security Trustee, (5) ABN AMRO Bank N.V. as Account Bank, (6) the banks and financial institutions named therefore as Swap Banks for a loan facility of up to $200,000,000.
2	In this Certificate:
"the Relevant Parties" means the Agent, the Borrowers, [each Security Party], the Security Trustee and each Lender;

"the Transferor" means [full name] of [lending office];

"the Transferee" means [full name] of [lending office].

Terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate.

3	The effective date of this Certificate is ......... Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.
4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [ ] per cent. of the Contribution outstanding to the Transferor (or its predecessors in title) which is set out below:
Contribution	Amount transferred

5	By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[ ]] [from [ ] per cent. of its Commitment, which percentage represents $[ ]] and the Transferee acquires a Commitment of $[ ].
6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.
7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.
8	The Transferor:
(a)	warrants to the Transferee and each Relevant Party:
(i)	that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and
(ii)	that this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above;
(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.
9	The Transferee:
(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;
(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee or any Lender in the event that:
(i)	the Finance Documents prove to be invalid or ineffective,
(ii)	the Borrowers or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under the Finance Documents;
(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrowers or any Security Party under the Finance Documents;
(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender or any Swap Bank in the event that this Certificate proves to be invalid or ineffective;
(d)	warrants to the Transferor and each Relevant Party (i) that it has full capacity to enter into this transaction and has taken all corporate action and obtained all official consents which it needs to take or obtain in connection with this transaction; and (ii) that this Certificate is valid and binding as regards the Transferee; and
(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.
10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees
11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:                                                                                                                                                                                                                By:

Date:                                                                                                                                                                                                           Date:

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

[●]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person
(Loan Administration Department):

Telephone:

Telex:

Fax:

Contact Person
(Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

Note:	This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 6
FORM OF COMPLIANCE CERTIFICATE
To:            ABN AMRO Bank N.V. (as Agent)
From:       Dynagas LNG Partners LP

Date [                          ]
Re:	Loan agreement dated [ ] December 2015 (the "Loan Agreement") for a loan of up to $200,000,000 made between (1) Navajo Marine Limited and Solina Holding Ltd. (as Borrowers) (2), ABN AMRO Bank N.V. and KfW IPEX-Bank GmbH (as Lenders), (3) ABN AMRO Bank N.V. (as Agent and Security Trustee) and (4) ABN AMRO Bank N.V. as Account Bank and (5) KfW IPEX-Bank GmbH and ABN AMRO Bank N.V. (as Swap Banks).
Dear Sirs
We refer to the Loan Agreement.  Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used herein.
We hereby confirm that [except as stated below] as at the date hereof to the best of our knowledge and belief after due inquiry:-
1.	all the Borrower's undertakings in the Loan Agreement set out in clause 12 are being fully complied with;
2.	EBITDA is [ ], Interest Expense is [ ] and therefore the ratio of EBITDA to Interest Expense is [ ] : [ ];
3.	Total Liabilities of the Group are [ ]; Total Assets of the Group are [ ] and the ratio of Total Liabilities to Total Assets is [ ] : [ ];
4.	the Net Worth of the Group is $[ ];
5.	unencumbered cash and/or cash equivalents available to the Group is $[];
6.	no Event of Default or Potential Event of Default has occurred;
7.	the representations set out in clause 10 of the Loan Agreement are true and accurate with reference to all facts and circumstances now existing and all Required Authorisations have been obtained and are in full force and effect.
[State any exceptions/qualifications to the above statements]
Yours faithfully
[                 ]
By________________________
[Chief Financial Officer :    ]

SCHEDULE 7
MANDATORY COST
1.	The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2.	On, or as soon as possible after, the first day of each Interest Period, each Lender shall calculate, as a percentage rate per annum, its Mandatory Cost in accordance with the following paragraphs.
3.	The Mandatory Cost when a Lender lends from an office in any member state of the European Community that has adopted or adopts the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union will be the percentage (expressed as a per annum rate) which is that Lender's determination of the cost of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that office.
4.	The Mandatory Cost for the Lender lending from an office in the United Kingdom will be calculated as follows and determined by each Lender accordingly:
Where E is designed to compensate a Lender for amounts payable under the Fees Rules and is calculated by that Lender as being the most recent rate of charge payable by it to the Financial Services Authority under the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Lender as being the average of the Fee Tariffs applicable to a Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.
5.	For the purposes of this schedule
(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b)	"Fees Rules" means the rules on periodic fees contained in the Supervision manual of the Financial Services Authority's Handbook of rules and guidance or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
(c)	"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and
(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules;
(e)	"Sterling" and "GBP" mean the lawful currency of the United Kingdom.
6.	The resulting figures will be rounded to four decimal places.

7.	A Lender may from time to time, after consultation with the Borrower, determine and notify the Borrower of any amendments which need to be made to this schedule to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions).

EXECUTION PAGES

BORROWERS

SIGNED by KONSTANTINOS LAMPSIAS	)
for and on behalf of	)	/s/ Konstantinos Lampsias
NAVAJO MARINE LIMITED	)
in the presence of:	)

/s/ Robin Parry

SIGNED by KONSTANTINOS LAMPSIAS	)
for and on behalf of	)	/s/ Konstantinos Lampsias
SOLANA HOLDING LTD.	)
in the presence of:	)

/s/ Robin Parry

CORPORATE GUARANTOR

SIGNED by KONSTANTINOS LAMPSIAS	)
for and on behalf of	)	/s/ Konstantinos Lampsias
DYNAGAS LNG PARTNERS LP	)
in the presence of:	)

/s/ Robin Parry

LENDERS

SIGNED by RONAN LE DU	)
for and on behalf of	)	/s/ Ronan Le Du
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Robin Parry

SIGNED by VICTORIA LIAOU	)
for and on behalf of	)	/s/ Victoria Liaou
KFW IPEX-BANK GMBH	)
in the presence of:	)

/s/ Robin Parry

SIGNED by RONAN LE DU	)
for and on behalf of	)	/s/ Ronan Le Du
DNB BANK ASA	)
in the presence of:	)

/s/ Robin Parry
ROBIN PARRY
                                                                                                                                     Ince & Co
Akti Miaouli 47-49
Piraeus 18536
Greece

ARRANGERS

SIGNED by RONAN LE DU	)
for and on behalf of	)	/s/ Ronan Le Du
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Robin Parry

SIGNED by VICTORIA LIAOU	)
for and on behalf of	)	/s/ Victoria Liaou
KFW IPEX-BANK GMBH	)
in the presence of:	)

/s/ Robin Parry

SIGNED by RONAN LE DU	)
for and on behalf of	)	/s/ Ronan Le Du
DNB BANK ASA	)
in the presence of:	)

/s/ Robin Parry

AGENT

SIGNED by RONAN LE DU	)
for and on behalf of	)	/s/ Ronan Le Du
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Robin Parry

SECURITY TRUSTEE

SIGNED by RONAN LE DU	)
for and on behalf of	)	/s/ Ronan Le Du
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Robin Parry

ACCOUNT BANK

SIGNED by RONAN LE DU	)
for and on behalf of	)	/s/ Ronan Le Du
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Robin Parry
ROBIN PARRY
                                                                                                                                     Ince & Co
Akti Miaouli 47-49
Piraeus 18536
Greece

SWAP BANKS

SIGNED by RONAN LE DU	)
For and on behalf of	)	/s/ Ronan Le Du
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Robin Parry

SIGNED by VICTORIA LIAOU	)
For and on behalf of	)	/s/ Victoria Liaou
KFW IPEX-BANK GMBH	)
in the presence of:	)

/s/ Robin Parry

SIGNED by RONAN LE DU	)
for and on behalf of	)	/s/ Ronan Le Du
DNB BANK ASA	)
in the presence of:	)

/s/ Robin Parry

BOOKRUNNERS

SIGNED by RONAN LE DU	)
for and on behalf of	)	/s/ Ronan Le Du
ABN AMRO BANK N.V.	)
in the presence of:	)

/s/ Robin Parry

SIGNED by VICTORIA LIAOU	)
for and on behalf of	)	/s/ Victoria Liaou
KFW IPEX-BANK GMBH	)
in the presence of:	)

/s/ Robin Parry

SIGNED by RONAN LE DU	)
for and on behalf of	)	/s/ Ronan Le Du
DNB BANK ASA	)
in the presence of:	)

/s/ Robin Parry

ROBIN PARRY
                                                                                                                                     Ince & Co
Akti Miaouli 47-49
Piraeus 18536
Greece